                                                                   Exhibit 10.08


                  AMENDED AND RESTATED ASSET PURCHASE AGREEMENT

                              DATED AUGUST 20, 1999

                                      AMONG

                          SINCLAIR COMMUNICATIONS, INC.
                                   WCGV, INC.
                    SINCLAIR RADIO OF MILWAUKEE LICENSEE, LLC
                       SINCLAIR RADIO OF NEW ORLEANS, LLC
                   SINCLAIR RADIO OF NEW ORLEANS LICENSEE, LLC
                         SINCLAIR RADIO OF MEMPHIS, INC.
                    SINCLAIR RADIO OF MEMPHIS LICENSEE, INC.
                            SINCLAIR PROPERTIES, LLC
               SINCLAIR RADIO OF NORFOLK/GREENSBORO LICENSEE L.P.
                     SINCLAIR RADIO OF NORFOLK LICENSEE, LLC
                         SINCLAIR RADIO OF BUFFALO, INC.
                     SINCLAIR RADIO OF BUFFALO LICENSEE, LLC
                                   WLFL, INC.
                   SINCLAIR RADIO OF GREENVILLE LICENSEE, INC.
                      SINCLAIR RADIO OF WILKES-BARRE, INC.
                  SINCLAIR RADIO OF WILKES-BARRE LICENSEE, LLC.

                                   AS SELLERS,


                                       AND


                          ENTERCOM COMMUNICATIONS CORP.

                                    AS BUYER

                  AMENDED AND RESTATED ASSET PURCHASE AGREEMENT


      THIS AMENDED AND RESTATED ASSET PURCHASE AGREEMENT (this "Agreement") is entered into on August 20, 1999, but is effective as of August 18, 1999, by and among Sinclair Communications, Inc., a Maryland corporation ("SCI"), WCGV, Inc., a Maryland corporation ("WCGV"), Sinclair Radio of Milwaukee Licensee, LLC, a Maryland limited liability company ("MILWAUKEE LICENSEE"), Sinclair Radio of New Orleans, LLC, a Maryland limited liability company ("SINCLAIR NEW ORLEANS"), Sinclair Radio of New Orleans Licensee, LLC, a Maryland limited liability company ("NEW ORLEANS LICENSEE"), Sinclair Radio of Memphis, Inc., a Maryland corporation ("SINCLAIR MEMPHIS"), Sinclair Radio of Memphis Licensee, Inc., a Delaware corporation ("MEMPHIS LICENSEE"), Sinclair Properties, LLC, a Virginia limited liability company ("PROPERTIES"), Sinclair Radio of Norfolk/Greensboro Licensee L.P., a Virginia limited partnership ("NORFOLK/GREENSBORO LICENSEE"), Sinclair Radio of Norfolk Licensee, LLC, a Maryland limited liability company ("NORFOLK LICENSEE"), Sinclair Radio of Buffalo, Inc., a Maryland corporation ("SINCLAIR BUFFALO"), Sinclair Radio of Buffalo Licensee, LLC, a Maryland limited liability company ("BUFFALO LICENSEE"), WLFL, Inc., a Maryland corporation ("WLFL"), Sinclair Radio of Greenville Licensee, Inc., a Delaware corporation ("GREENVILLE LICENSEE"), Sinclair Radio of Wilkes-Barre, Inc., a Maryland corporation ("SINCLAIR WILKES-BARRE"), and Sinclair Radio of Wilkes-Barre Licensee, LLC, a Maryland limited liability company ("WILKES-BARRE LICENSEE") (each a "SELLER" and collectively, "SELLERS"), and Entercom Communications Corp., a Pennsylvania corporation ("BUYER").

      This Agreement amends and restates in its entirety the Asset Purchase Agreement dated as of August 18, 1999 by and between Sellers, the Kansas City Sellers and Buyer (the "Original Purchase Agreement"). All references herein to "date hereof" and "date of this Agreement" shall mean August 18, 1999, and all representations and warranties made herein shall be deemed to have been made as of August 18, 1999. The Exhibits and Schedules attached to the Original Purchase Agreement are hereby superceded by the Exhibits and Schedules attached hereto.

                                R E C I T A L S:

      WHEREAS, Properties operates radio broadcast stations WPTE-FM, Virginia Beach, VA; WWDE-FM, Hampton, VA; and WNVZ-FM, Norfolk, VA (collectively, the "NORFOLK STATIONS") WVKL-FM, Norfolk VA ("WVKL") and WMQX-FM, Winston-Salem, NC; WQMG-FM, Greensboro, NC; WJMH-FM, Reidsville, NC; and WEAL-AM, Greensboro, NC (collectively, the "GREENSBORO STATIONS") and owns or leases certain assets used in connection with the Norfolk Stations, WVKL and the Greensboro Stations;


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


      WHEREAS, WCGV operates radio broadcast stations WEMP-AM, Milwaukee, WI; WMYX-FM, Milwaukee, WI; and WXSS-FM, Wauwatosa, WI (collectively, the "MILWAUKEE STATIONS") and owns or leases certain assets used in connection with the Milwaukee Stations;

      WHEREAS, Milwaukee Licensee is the licensee of each of the Milwaukee Stations pursuant to certain authorizations issued by the FCC;

      WHEREAS, Sinclair New Orleans operates radio broadcast stations WLMG-FM, New Orleans, LA; WWL-AM, New Orleans, LA; WSMB-AM, New Orleans, LA; and WEZB-FM, New Orleans, LA (collectively, the "NEW ORLEANS STATIONS") and owns or leases certain assets used in connection with the New Orleans Stations;

      WHEREAS, New Orleans Licensee is the licensee of each of the New Orleans Stations pursuant to certain authorizations issued by the FCC;

      WHEREAS, Sinclair New Orleans operates radio broadcast stations WLTS-FM, Kenner, LA; and WTKL-FM, New Orleans, LA (collectively, the "PHASE II STATIONS"), pursuant to a time brokerage agreement (the "PHASE II TBA") with Phase II Broadcasting, Inc. ("PHASE II") and has entered into an agreement (the "PHASE II PURCHASE AGREEMENT") with Phase II to acquire substantially all the assets of the Phase II Stations from Phase II;

      WHEREAS, Sinclair Memphis operates radio broadcast stations WRVR-FM, Memphis, TN; WJCE-AM, Memphis, TN and WOGY-FM, Germantown, TN (collectively, the "MEMPHIS STATIONS") and owns or leases certain assets used in connection with the Memphis Stations;

      WHEREAS, Memphis Licensee is the licensee of each of the Memphis Stations pursuant to certain authorizations issued by the FCC;

      WHEREAS, Norfolk/Greensboro Licensee is the licensee of each of the Norfolk Stations and each of the Greensboro Stations pursuant to certain authorizations issued by the FCC;

      WHEREAS, Norfolk Licensee is the licensee of WVKL pursuant to certain authorizations issued by the FCC;

      WHEREAS, Sinclair Buffalo operates radio broadcast stations WMJQ-FM, Buffalo, NY, WKSE-FM, Niagara Falls, NY; WBEN-AM, Buffalo, NY; WWKB-AM, Buffalo, NY; WGR-AM, Buffalo, NY: and WWWS-AM, Buffalo, NY (collectively, the "BUFFALO STATIONS") and owns or leases certain assets used in connection with the Buffalo Stations;

      WHEREAS, Buffalo Licensee is the licensee of each of the Buffalo Stations pursuant to certain authorizations issued by the FCC;

      WHEREAS, WLFL operates radio broadcast stations WFBC-FM, Greenville, SC and WSPA-FM, Spartanburg, SC; WYRD-AM, Greenville, SC; WORD-AM, Spartanburg, SC; and WSPA-AM, Spartanburg, SC (collectively, the "GREENVILLE STATIONS") and owns or leases certain assets used in connection with the Greenville Stations;


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


      WHEREAS, Greenville Licensee is the licensee of each of the Greenville Stations pursuant to certain authorizations issued by the FCC;

      WHEREAS, WLFL provides sales services to radio broadcast stations WOLI-FM, Easely, SC and WOLT-FM, Greer, SC (the "PALM STATIONS"), pursuant to joint sales agreement with Palm Broadcasting, Inc. (the "PALM JSA") and has exercised an option to purchase the Palm Stations pursuant to an option agreement with Palm Broadcasting, Inc. (the "PALM OPTION AGREEMENT");

      WHEREAS, Sinclair Wilkes-Barre, operates radio broadcast stations WGGI-FM, Benton, PA; WKRZ-FM, Wilkes-Barre, PA; WGGY-FM, Scranton, PA; WILK-AM, Wilkes-Barre, PA: WGBI-AM, Scranton, PA; WSHG-FM, Pittston, PA; WILP-AM, West Hazelton, PA; WWFH-FM, Freeland, PA; and WKRF-FM, Tobyhanna, PA (collectively, the "WILKES-BARRE STATIONS") and owns or leases certain assets used in connection with the Wilkes-Barre Stations;

      WHEREAS, Wilkes-Barre Licensee is the licensee of each of the Wilkes-Barre Stations pursuant to certain authorizations issued by the FCC;

      WHEREAS, the parties hereto desire to enter into this Agreement to provide for the sale, assignment and transfer by Sellers to Buyer of certain of the assets owned, leased or used by Sellers in connection with the business and operations of the Palm Stations and the Phase II Stations (collectively, the "Non-Owned Stations") and the Milwaukee Stations, the New Orleans Stations, the Memphis Stations, the Norfolk Stations, WVKL, the Greensboro Stations, the Buffalo Stations, the Greenville Stations, and the Wilkes-Barre Stations (each [including the Non-Owned Stations) a "STATION" and collectively, the "STATIONS");

                              A G R E E M E N T S:

      In consideration of the above recitals and of the mutual agreements and covenants contained in this Agreement, the parties to this Agreement, intending to be bound legally, agree as follows:

                         SECTION 1: CERTAIN DEFINITIONS

1.1 Terms Defined in this Section. The following terms, as used in this Agreement, have the meanings set forth in this Section:

      "ACCOUNTS RECEIVABLE" means the rights of Sellers as of any Closing Date to payment in cash for the sale of advertising time and other goods and services by the Stations prior to any Closing Date.

      "AFFILIATE" means, with respect to any Person, (a) any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person, or (b) an officer or director of such Person or of an Affiliate of such Person within the meaning of clause (a) of this definition. For purposes of clause (a) of this


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


definition, (i) a Person shall be deemed to control another Person if such Person (A) has sufficient power to enable such Person to elect a majority of the board of directors of such Person, or (B) owns a majority of the beneficial interests in income and capital of such Person; and (ii) a Person shall be deemed to control any partnership of which such Person is a general partner.

      "ALLOCABLE ESCROW DEPOSIT" means that portion of the Escrow Deposit equaling $42,601,575.00.

      "ASSETS" means the assets to be transferred or otherwise conveyed by Sellers to Buyer under this Agreement, as specified in Section 2.1.

      "ASSUMED CONTRACTS" means (a) all Contracts set forth on Schedule 3.7, (b) Contracts entered into prior to the date of this Agreement with advertisers for the sale of advertising time or production services for cash at rates consistent with past practices, (c) Contracts entered into by any Seller prior to the date of this Agreement which are not required to be included on Schedule 3.7 hereto,
(d) any Contracts entered into by Sellers between the date of this Agreement and the Closing Date that Buyer agrees in writing to assume, and (e) other contracts entered into by Sellers between the date of this Agreement and the Closing Date in compliance with Section 5.

      "BUFFALO BUILD-OUT PROPERTY" shall have the meaning set forth in
Section 2.3(b)(iv).

      "CLOSING" means the consummation of the exchange and acquisition of the Assets pursuant to this Agreement on either one or more Closing Date in accordance with the provisions of Section 8.1.

      "CLOSING DATE" means the date on which a Closing occurs, as determined pursuant to Section 8.1.

      "CODE"  means the Internal Revenue Code of 1986, as amended.

      "COMMUNICATIONS ACT"  means the Communications Act of 1934, as amended.

      "CONSENTS" means the consents, permits, or approvals of government authorities and other third parties necessary to transfer the Assets to Buyer or otherwise to consummate the transactions contemplated by this Agreement.

      "CONTAMINANT" shall mean and include any pollutant, contaminant, hazardous material (as defined in any of the Environmental Laws), toxic substances (as defined in any of the Environmental Laws), asbestos or asbestos containing material, urea formaldehyde, polychlorinated biphenyls, regulated substances and wastes, radioactive materials, and petroleum or petroleum by-products, including crude oil or any fraction thereof, except the term "Contaminant" shall not include small quantities of maintenance, cleaning and emergency generator fuel supplies customary for the operation of radio stations and maintained in compliance with all Environmental Laws in the ordinary course of business.

      "CONTRACTS" means all contracts, consulting agreements, leases, non-governmental licenses and other agreements (including leases for personal or real property and employment agreements), written or oral (including any amendments and other modifications thereto) to which Sinclair, SCI, or any Seller is a party or that are binding upon any Seller, that relate to or affect the Assets or the business or operations of the Stations, and that either (a) are in effect on the date of this Agreement, including (without limitation) the Phase II TBA, the Phase II Purchase Agreement, the Palm JSA, the Palm Option Agreement, and those listed on Schedule 3.7 hereto, or (b) are entered into by any Seller between the date of this Agreement and the Closing Date.

      "DELAY AMOUNT" shall equal 0.75% of the amount which is the Initial Purchase Price, less any portion of the Initial Purchase Price which has been received by Sellers pursuant to any Closings which have occurred prior to the time such payment is due.

      "DEPOSIT RELEASE DATE" is the date on which a Closing has occurred for Radio Groups for which more than forty-five percent (45%) of the Initial Purchase Price has been paid to Sellers.

      "EFFECTIVE TIME" means 12:01 a.m., Eastern time, on each Closing Date and the Closing Date for the Kansas City Stations.

      "ENVIRONMENTAL LAWS" shall mean and include, but not be limited to, any applicable federal, state or local law, statute, charter, ordinance, rule or regulation or any governmental agency interpretation, policy or guidance, including without limitation applicable safety/environmental/health laws such as but not limited to the Resource Conservation and Recovery Act of 1976, Comprehensive Environmental Response Compensation and Liability Act, Federal Emergency Planning and Community Right-to-Know Law, the Clean Air Act, the Clean Water Act, and the Toxic Substance Control Act, as any of the foregoing have been amended, and any permit, order, directive, court ruling or order or consent decree applicable to or affecting the Property or any other property (real or personal) used by or relating to the Station in question promulgated or issued pursuant to any Environmental Laws which pertains to, governs, or controls the generation, storage, remediation or removal of Contaminants or otherwise regulates the protection of health and the environment including, but not limited to, any of the following activities, whether on site or off site if such could materially affect the site: (i) the emission, discharge, release, spilling or dumping of any Contaminant into the air, surface water, ground water, soil or substrata; or (ii) the use, generation, processing, sale, recycling, treatment, handling, storage, disposal, transportation, labeling or any other management of any Contaminant.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      "ESCROW DEPOSIT" means the sum of Fifty Million Dollars ($50,000,000.00) or, at Buyer's option, a letter of credit in favor of Sellers in the face amount of Fifty Million Dollars ($50,000,000.00), which was deposited by Buyer with First Union National Bank (the "ESCROW AGENT") on August 18, 1999 to secure the obligations of Buyer to close under this Agreement and the Kansas City Agreement, with (i) such deposit being held by the Escrow Agent in


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


accordance with the Escrow Agreement executed among Buyer, Sellers and Escrow Agent on August 18, 1999, and (ii) the Escrow Deposit, and all earnings thereon, being returned to Buyer upon the consummation of this Agreement and the Kansas City Agreement or as otherwise provided herein.

      "EXCESS AMOUNT" has the meaning set forth in Section 10.5.

      "EXCLUDED REAL PROPERTY INTERESTS" means all interests in Real Property listed on Schedule 2.2 hereto.

      "EXCLUDED TANGIBLE PERSONAL PROPERTY" means all tangible personal property owned or held by Sellers that is located at the Excluded Real Property other than such tangible personal property listed on Schedule 3.6 hereto, any assets used primarily in the operation of any television broadcast station owned, operated or programmed by Sellers or any Affiliate of Sellers, any assets used primarily in the operation of any radio broadcast station owned, operated or programmed by Sellers, but not included as a "Station" hereunder, and any tangible personal property located at Suite 220, Meadow Mill at Woodberry, 3600 Clipper Mill Road, Baltimore, Maryland 21211.

      "FCC"  means the Federal Communications Commission.

      "FCC CONSENT" means action by the FCC granting its consent to the transfer of the FCC Licenses by Sellers to Buyer as contemplated by this Agreement.

      "FCC LICENSES" means those licenses, permits and authorizations issued by the FCC to Sellers in connection with the business and operations of the Stations.

      "FINAL CLOSING DATE" means the date on which all of the Assets for all of the Stations have been exchanged and acquired in accordance with Section 8.1.

      "FINAL ORDER" shall mean an action by the Commission upon any application for FCC Consent filed by the parties hereto for FCC consent, approval or authorization, which action has not been reversed, stayed, enjoined, set aside, annulled or suspended, and with respect to which action, no protest, petition to deny, petition for rehearing or reconsideration, appeal or request for stay is pending, and as to which action the time for filing of any such protest, petition, appeal or request and any period during which the Commission may reconsider or review such action on its own authority has expired.

      "HART-SCOTT-RODINO" means the Hart-Scott-Rodino Antitrust Improvements Acts of 1976, as amended, and all Laws promulgated pursuant thereto or in connection therewith.

      "INTANGIBLES" means all copyrights, trademarks, trade names, service marks, service names, licenses, patents, permits, jingles, proprietary information, technical information and data, machinery and equipment warranties, and other similar intangible property rights and interests (and any goodwill associated with any of the foregoing) applied for, issued to, or owned by Sellers or under which Sellers are licensed or franchised and that are used in the business and operations of the Stations, together with any additions thereto between the date of this Agreement and the Closing Date.

      "KANSAS CITY AGREEMENT" means that certain Asset Purchase Agreement dated as of the date hereof (but effective August 18, 1999) by and between the Kansas City Sellers and Buyer pursuant to which the Kansas City Sellers have agreed to sell, and Buyer has agreed to purchase, the Kansas City Stations.

      "KANSAS CITY SELLERS" means Sinclair Media III, Inc. and Sinclair Radio of Kansas City Licensee, LLC.

      "KANSAS CITY STATIONS" means KCFX-FM, Harrisonville, MO; KQRC-FM, Leavenworth, KS; KCIY-FM, Liberty, MO; and KXTR-FM, Kansas City, MO.

      "KNOWLEDGE" or any derivative thereof with respect to the Sellers means, exclusively, the actual Knowledge of the President and Chief Executive Officer or the Chief Financial Officer of Sinclair Broadcast Group, Inc. ("SINCLAIR"), the general managers of the Stations, and any other employee of Sinclair or SCI designated as a "vice president" or any officer of any of the Sellers.

      "LEASED REAL PROPERTY" means all real property and all buildings and other improvements thereon and appurtenant thereto leased or held by Sellers and used in the business or operation of the Stations.

      "LICENSES" means all licenses, permits, construction permits and other authorizations issued by the FCC, the Federal Aviation Administration, or any other federal, state, or local governmental authorities to Sellers, currently in effect and used in connection with the conduct of the business or operations of the Stations (other than the Non-Owned Stations), together with any additions thereto between the date of this Agreement and the Closing Date.

      "MATERIAL ADVERSE EFFECT" means a material adverse effect on the business, assets or financial condition of the Stations taken as a whole, except for any such material adverse effect resulting from (a) general economic conditions applicable to the radio broadcast industry, (b) general conditions in the markets in which the Stations operate, or (c) circumstances that are not likely to recur and either have been substantially remedied or can be substantially remedied without substantial cost or delay.

      "MATERIAL CONTRACT" means those Assumed Contracts that are designated on Schedules 3.5 and 3.7 as "Material Contracts."

      "OWNED REAL PROPERTY" means all real property and all buildings and other improvements thereon and appurtenant thereto owned by Sellers and used in the business or operations of the Stations.

      "PALM AMOUNT" shall equal either (a) $0 if the acquisition of the Palm Stations by WLFL shall have occurred prior to Closing applicable to the Palm Stations, or (b) the purchase


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


price which Buyer would be required to pay to acquire the Palm Stations, including, after taking into account the application of any deposit made pursuant to the acquisition agreement without regard to prorations or similar adjustments.

      "PENDING TRANSACTION AMOUNT" means the sum of the Phase II Amount and the Palm Amount.

      "PERMITTED ENCUMBRANCES" means (a) encumbrances of a landlord, or other statutory lien not yet due and payable, or a landlord's liens arising in the ordinary course of business, (b) encumbrances arising in connection with equipment or maintenance financing or leasing under the terms of the Contracts set forth on the Schedules, which Contracts have been made available to Buyer,
(c) encumbrances for Taxes not yet delinquent or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on Sellers' books in accordance with generally accepted accounting principles, or (d) encumbrances that do not materially detract from the value of any of the Assets or materially interfere with the use thereof as currently used.

      "PERSON" means an individual, corporation, association, partnership, joint venture, trust, estate, limited liability company, limited liability partnership, or other entity or organization.

      "PHASE II AMOUNT" shall equal either (a) $0 if the acquisition of the Phase II Stations by Sinclair Radio of New Orleans, Inc. shall have occurred prior to Closing applicable to the Phase II Stations, or (b) the purchase price which Buyer would be required to pay to acquire the Phase II Stations, including, after taking into account the application of any deposit made pursuant to the acquisition agreement, without regard to prorations or similar adjustments.

      "RADIO GROUP" means the Stations located in the same Designated Market Area as determined by the Arbitron Company.

      "RADIO GROUP FCC CONSENT" means receipt of initial grant of the FCC Consents as to each of the Stations in any Radio Group.

      "RADIO GROUP MATERIAL ADVERSE EFFECT" means a material adverse effect on the business, assets, or financial condition of a Radio Group taken as a whole, except for any such material adverse effect resulting from (a) general economic conditions applicable to the radio broadcast industry, (b) general conditions in the markets in which the Stations comprising the Radio Group operate, or (c) circumstances that are not likely to recur and have either been substantially remedied or can be substantially remedied without substantial cost or delay.

      "REAL PROPERTY" means all real property and all buildings and other improvements thereon and appurtenant thereto, whether or not owned, leased or held by Sellers used in the business or operations of the Stations.

      "REAL PROPERTY INTERESTS" means all interests in Owned Real Property and Leased Real Property, including fee estates, leaseholds and subleaseholds, purchase options, easements, licenses, rights to access, and rights of way, and all buildings and other improvements thereon and appurtenant thereto, owned or held by Sellers that are used in the business or operations of the Stations, together with any additions, substitutions and replacements thereof and thereto between the date of this Agreement and the Closing Date, but excluding the Excluded Real Property Interests.

      "TANGIBLE PERSONAL PROPERTY" means all machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, inventory, spare parts and other tangible personal property owned or held by Sellers that is used or useful in the conduct of the business or operations of the Stations, together with any additions, substitutions and replacements thereof and thereto between the date of this Agreement and the Closing Date, but excluding the Excluded Tangible Personal Property.

      "TAX" means any federal, state, local, or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, capital, transfer, employment, withholding, or other tax or similar governmental assessment, together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties.

      "TAX RETURN" means any tax return, declaration of estimated tax, tax report or other tax statement, or any other similar filing required to be submitted to any governmental authority with respect to any Tax.

      "THRESHOLD AMOUNT" has the meaning set forth in Section 10.5.

      "UNEXPENDED REMEDIATION AMOUNT" shall mean Three Million Dollars ($3,000,000.00) as aggregated with the Unexpended Remediation Amount under the Kansas City Agreement, minus any amounts previously expended by Sellers to remediate any of the Real Property pursuant to Section 6.16.

      "USA DIGITAL SHARES" means the 300,000 shares of common stock of USA Digital Radio, Inc. of which Sellers are the record owner.

1.2 Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have the meanings set forth in the sections indicated:

Term                                    Section
----                                    -------
Balance Sheet Date                      Section 3.10
Benefit Arrangement                     Section 3.14 (a)(v)
Benefit Plans Section                   Section 3.14(a)(ii)
Buffalo Stations                        Recitals
Buyer                                   Preamble
Buyer's Plan                            Section 4.8
Claimant                                Section 10.4

Collection Period                       Section 6.7(a)
Confidentiality Agreement               Section 6.4
Deferred Contract                       Section 5.11(b)
Designee                                Section 11.3(b)
Employees                               Section 3.14(a)
Environmental Laws                      Section 3.16
Estimated Purchase Price                Section 2.4(a)
Excluded Real Property Interests        Section 1.1
Excluded Tangible Personal Property     Section 1.1
FCC Objection                           Section 7.1(c)
FTC                                     Section 4.6
Financial Statements                    Section 3.10
Greensboro Stations                     Recitals
Greenville Stations                     Recitals
Hart-Scott-Rodino Filing                Section 6.2
Indemnity Cap                           Section 10.5
Indemnifying Party                      Section 10.4
Initial Employee Cap                    Section 6.10(g)
Initial Purchase Price                  Section 2.3
Lease                                   Section 6.12
Memphis Stations                        Recitals
Milwaukee Stations                      Recitals
Multiemployer Plan                      Section 3.14(a)(ii)
New Orleans Stations                    Recitals
Non-Owned Stations                      Recitals
Operational Equipment                   Section 3.22
Original Agreement                      Recitals
Norfolk Stations                        Recitals
Palm Amount                             Section 1.1
Palm JSA                                Recitals
Palm Option Agreement                   Recitals
Palm Stations                           Recitals

Pension Plan                            Section 3.14(a)(iii)
Phase II                                Recitals
Phase II Amount                         Section 1.1
Phase II Purchase Agreement             Recitals
Phase II Stations                       Recitals
Phase II TBA                            Recitals
Purchase Price                          Section 2.3
Radio Group                             Section 1.1
Reimbursement Period                    Section 6.10(g)
Represented Employees                   Section 6.10(e)
Scheduled Employees                     Section 6.10(g)
Scheduled Retention Agreements          Section 6.10(g)
SCI                                     Preamble
Section 6.9 Amount                      Section 6.19
Seller                                  Preamble
Seller Entities                         Section 6.10(i)
Sellers' Employees                      Section 6.10(i)
Sinclair                                Section 1.1
Stations                                Recitals
Stations Delay Amount                   Section 2.3(a)(i)
Stations Delay Amount Date              Section 2.3(a)(i)
Transferred Employees                   Section 6.10
WVKL                                    Recitals
Welfare Plan                            Section 3.14(a)(i)
Wilkes-Barre Stations                   Recitals

             SECTION 2: EXCHANGE AND TRANSFER OF ASSETS; ASSET VALUE

2.1 Agreement to Exchange and Transfer. Subject to the terms and conditions set forth in this Agreement with respect to the Stations or any Radio Group, Sellers hereby agree to transfer, convey, assign and deliver to Buyer on one or more Closing Dates as applicable, and Buyer agrees to acquire, all of Sellers' right, title and interest in the tangible and intangible assets used in connection with the conduct of the business or operations of the Stations or any Radio Group, as the case may be, together with any additions thereto between the date of this Agreement and the applicable Closing Date, but excluding the assets described in
Section 2.2, free and clear of any claims, liabilities, security interests, mortgages, liens, pledges, charges, or encumbrances of any nature whatsoever (except for Permitted Encumbrances), including the following:

      (a) The Tangible Personal Property;

      (b) The Real Property Interests;

      (c) The Licenses;

      (d) The Assumed Contracts;

      (e) The Intangibles, including the goodwill of the Stations, if any;

      (f) The USA Digital Shares.

      (g) All of Sellers' proprietary information, technical information and data, machinery and equipment warranties, maps, computer discs and tapes, plans, diagrams, blueprints and schematics, including filings with the FCC, in each case to the extent relating to the business and operation of the Stations;

      (h) All choses in action of Sellers relating to the Stations to the extent they relate to the period after the Effective Time; and

      (i) All books and records relating to the business or operations of the Stations, including executed copies of the Assumed Contracts, and all records required by the FCC to be kept by the Stations.

2.2   Excluded Assets.  The Assets shall exclude the following:

      (a) Sellers' cash, cash equivalents and deposits, all interest payable in connection with any such items and rights in and to bank accounts, marketable and other securities and similar investments of Sellers;

      (b) Any insurance policies, promissory notes, amounts due to Sellers from employees, bonds, letters of credit, certificates of deposit, or other similar items, and any cash surrender value in regard thereto; provided, that in the event Seller is obligated to assign to Buyer the proceeds of any such insurance policy at the time a Closing occurs under Section 6.3, such proceeds shall be included in the Assets;

      (c) Any pension, profit-sharing, or employee benefit plans, including all of Sellers' interest in any Welfare Plan, Pension Plan or Benefit Arrangement (each as defined in Section 3.14(a);

      (d) All Tangible Personal Property disposed of or consumed in the ordinary course of business as permitted by this Agreement;

      (e) All Tax Returns and supporting materials, all original financial statements and supporting materials, all books and records that Sellers are required by law to retain, all of Sellers' organizational documents, corporate books and records (including minute books and stock ledgers) and originals of account books of original entry, all records of Sellers relating to the sale of the Assets and all records and documents related to any assets excluded pursuant to this Section 2.2;

      (f) Any interest in and to any refunds of federal, state, or local franchise, income, or other taxes for periods (or portions thereof) ending on or prior to the Closing Date;

      (g) All Accounts Receivable;

      (h) All rights and claims of Sellers whether mature, contingent or otherwise, against third parties relating to the Assets of the Stations, whether in tort, contract or otherwise, other than rights and claims against third parties relating to the Assets which have as their basis loss, damage or impairment of or to any of the Assets and which loss, damage or impairment has not been restored or repaired prior to any Closing in which any of the Assets which has been so damaged or impaired is being acquired by Buyer (or in the case of a lost asset, that would have been acquired but for such loss);

      (i) Any Contracts which are not Assumed Contracts;

      (j) All of each Sellers' deposits and prepaid expenses; provided, any deposits and prepaid expenses shall be included in the Assets to the extent that Sellers receive a credit therefor in the proration of the Purchase Price pursuant to Section 2.3(b);

      (k) All rights of Sellers under or pursuant to this Agreement (or any other agreements contemplated hereby);

      (l) All rights to the names Sinclair Broadcast Group, "Sinclair Communications," Sinclair and any logo or variation thereof and goodwill associated therewith;

      (m) The Excluded Real Property Interests;

      (n) The Excluded Tangible Personal Property;

      (o) All assets owned by the Sellers and used in connection with any television or radio broadcast stations owned and/or programmed by any of the Sellers or Sellers have the right to acquire other than the Stations, including (without limitation) all assets related to Sellers' operation and ownership of the Interstate Road Network and the Road Gang Coast to Coast Network; KPNT-FM, St. Genevieve, MO; WVRV-FM, East St. Louis, IL; WIL-FM, St. Louis, MO; WRTH-AM, St. Louis, MO; KIHT-FM, St. Louis, MO; KXOK-FM, St. Louis, MO; KUPN-AM, Mission, KS; KCFX-FM, Harrisonville, MO; KQRC-FM, Leavenworth, KS; KCIY-FM, Liberty, MO; and KXTR-FM, Kansas City, MO;

      (p) All shares of capital stock, partnership interests, interests in limited liability companies or other equity interest, including, but not limited to, any options, warrants or voting trusts relating thereto which are owned by Sellers and not expressly specified in Section 2.1.

2.3 Purchase Price. The purchase price of the Assets shall be the excess of the sum of (i) Seven Hundred Two Million Five Hundred Thousand Dollars ($702,500,000) (the "Initial Purchase Price"), plus the Section 6.9 Amount over
(ii) the "Pending Transaction Amount," adjusted as provided below (the "PURCHASE PRICE").

      (a) Purchase Price Increase. Except as otherwise provided in this Agreement, the Initial Purchase Price shall be increased by the Delay Amount upon the occurrence of any of the following events:

            (i) one hundred thirty five (135) days following public notice by the FCC that applications for FCC Consent have been accepted for filing (the "Stations Delay Amount Date") if Closing has not occurred with respect to all Stations other than the Kansas City Stations due to the failure to receive any necessary regulatory consent, including, but not limited to, the FCC Consent, any Radio Group FCC Consent, or expiration or termination under Hart-Scott-Rodino, as a result of facts relating to Buyer or its Affiliates, including, without limitation, such facts as are disclosed on Schedule 4.6 hereto, provided, that such Delay Amount shall be applied to the Initial Purchase Price only for those Stations for which a Closing has not occurred prior to the Stations Delay Amount Date, as allocated on Schedule 6.8 (the "Stations Delay Amount"); and

            (ii) [RESERVED]

            (iii) each thirty (30) day period subsequent to the occurrence of the Stations Delay Amount Date as to the Station Delay Amount until the later to occur of (x) the Closing, or (y) termination of this Agreement in accordance with its terms.

      The Purchase Price and any increase due pursuant to this Section 2.3(a) shall be paid at Closing or pro rata (based on the allocation of the Initial Purchase Price among the Radio Groups) at a Radio Group Closing.

      (b) Prorations. The Purchase Price shall be increased or decreased as required to effectuate the proration of revenues and expenses, as set forth below. All revenues and all expenses arising from the operation of the Stations or Radio Group which are the subject of any Closing, including tower rental, business and license fees, utility charges, real property and personal property and other similar Taxes and assessments levied against or with respect to the Assets, property and equipment rentals, applicable copyright or other fees, sales and service charges, payments due under film or programming license agreements, and employee compensation, including wages (including bonuses which constitute wages), salaries, accrued sick leave, severance pay and related Taxes shall be prorated between Buyer and Sellers as to those Stations for which a Closing is to be held in accordance with the principle that Sellers shall receive all revenues and shall be responsible for all expenses, costs and liabilities allocable to the operations of the Stations or Radio Group, as the case may be, for the period prior to the Effective Time of such Closing, and Buyer shall receive all revenues and shall be responsible for all expenses, costs and obligations allocable to the operations of the Stations for the period after the Effective Time of such Closing, subject to the following:

            (i) There shall be no adjustment for, and Sellers shall remain solely liable with respect to, any Contracts not included in the Assumed Contracts and any other obligation or liability not being assumed by Buyer in accordance with Section 2.2. An adjustment and proration shall be made in favor of Buyer to the extent that Buyer assumes any liability under any Assumed Contract to refund (or to credit against payments otherwise due) any security deposit or similar prepayment paid to Sellers by any lessee or other third party. An adjustment and proration shall be made in favor of Sellers to the extent Buyer receives the right to receive a refund (or to a credit against payments otherwise due) under any Assumed Contract to any security deposit or similar pre-payment paid by or on behalf of Sellers.

            (ii) An adjustment and proration shall be made in favor of Sellers for the amount, if any, by which the fair market value of the goods or services to be received by any Radio Group under its trade or barter agreements as of the Effective Time exceeds by more than Two Hundred Fifty Thousand Dollars ($250,000) the fair market value of any advertising time remaining to be run by such Radio Group as of the Effective Time. An adjustment and proration shall be made in favor of Buyer to the extent that the amount of any advertising time remaining to be run by any Radio Group and the Kansas City Stations under its trade or barter agreements as of the Effective Time exceeds by more than Two Hundred Fifty Thousand Dollars ($250,000) the fair market value of the goods or services to be received by such Radio Group as of the Effective Time.

            (iii) There shall be no proration for program barter.

            (iv) An adjustment and proration shall be made in favor of Sellers for the prorata portion of the capital expenditures incurred by Sellers in connection with the build-out of the studio/office space located at 500 Corporate Parkway, Amherst, NY 14226 (the "Buffalo Build-Out Property"), based on the remaining potion of the initial term of the Lease relating to such property, dated May 15, 1999, between Sinclair Radio of Buffalo, Inc. and the Uniland Partnership of Delaware, L.P.; provided, that the adjustment and proration to be made pursuant to this Section 2.3(b)(iv) shall not exceed the lesser of (i) fifty percent (50%) of the capital expenditures (i.e., out-of-pocket construction and equipment expenses, architecture fees and building rent prior to occupancy) paid by Sellers with respect to the Buffalo Build-Out Property prior to Closing, and (ii) Two Million Dollars ($2,000,000).

            (v) An adjustment and proration shall be made in favor of Sellers for the amount, if any, of prepaid expense, the benefit of which accrues to Buyer hereunder, and other current assets acquired by Buyer hereunder which are paid by Sellers to the extent such prepaid expenses and other current assets relate to the period after the Effective Time.

            (vi) There shall be no proration for any payment(s) made by Interep to any of the Sellers in connection with obtaining the right to serve as the national sales representative of any of the Stations.

      (c) Manner of Determining Adjustments. The Purchase Price, taking into account the adjustments and prorations pursuant to Section 2.3(b), will be determined in accordance with the following procedures:

            (i) Sellers shall prepare and deliver to Buyer not later than five
(5) days before any Closing Date a preliminary settlement statement which shall set forth Sellers' good faith estimate of the adjustments to the Purchase Price under Section 2.3(b) with respect to those Stations for which Closing is to occur. The preliminary settlement statement shall (A) contain all information reasonably necessary to determine the adjustments to the Purchase Price under
Section 2.3(b) as to such Stations, to the extent such adjustments can be determined or estimated as of the date of the preliminary settlement statement, and such other information as may be reasonably requested by Buyer, and (B) be certified by Sellers to be true and complete to Sellers' Knowledge as of the date thereof.

            (ii) Not later than ninety (90) days after each Closing Date, Buyer will deliver to Sellers a statement setting forth Buyer's determination of the Purchase Price and the calculation thereof pursuant to Section 2.3(b) as to the Stations for which such Closing has occurred. Buyer's statement (A) shall contain all information reasonably necessary to determine the adjustments to the Purchase Price under Section 2.3(b) relating to the applicable Closing, and such other information as may be reasonably requested by Sellers relating to the applicable Closing, and (B) shall be certified by Buyer to be true and complete to Buyer's knowledge as of the date thereof. If Sellers dispute the amount of such Purchase Price determined by Buyer, they shall deliver to Buyer within thirty (30) days after receipt of Buyer's statement a statement setting forth their determination of the amount of such Purchase Price. If Sellers notify Buyer of its acceptance of Buyer's statement, or if Sellers fail to deliver their statement within the thirty (30)-day period specified in the preceding sentence, Buyer's determination of the Purchase Price shall be conclusive and binding on the parties as of the last day of the thirty (30)-day period.

            (iii) Buyer and Sellers shall use good faith efforts to resolve any dispute involving the determination of the Purchase Price paid by Buyer at any Closing. If the parties are unable to resolve the dispute within forty-five (45) days following the delivery of all of Buyer's statements to be provided pursuant to Section 2.3(c)(ii) after the Final Closing (or in the event this Agreement is terminated prior to the Final Closing) forty five (45) days following such termination, Buyer and Sellers shall jointly designate an independent certified public accounting firm of national standing which has not regularly provided services to either the Buyer or Sellers in the last three (3) years, who shall be knowledgeable and experienced in the operation of radio broadcasting stations, to resolve the dispute. If the parties are unable to agree on the designation of an independent certified public accounting firm, the selection of the accounting firm to resolve the dispute shall be submitted to arbitration to be held in Baltimore, Maryland, in accordance with the commercial arbitration rules of the American Arbitration Association. The accounting firm's resolution of the dispute shall be final and binding on the parties, and a judgment may be entered thereon in any court of competent jurisdiction. Any fees of this accounting firm, and, if necessary, for arbitration to select such accountant, shall be divided equally between the parties.

2.4 Payment of Purchase Price. The Purchase Price shall be paid by Buyer to Sellers as follows:

      (a) Payment of Estimated Purchase Price At Closing. The Purchase Price, adjusted by the estimated adjustments pursuant to Section 2.3(b) as set forth in Sellers' preliminary settlement statement pursuant to Section 2.3(c)(i), is referred to as the "ESTIMATED PURCHASE PRICE." At the Closing, Buyer shall pay or cause to be paid to Sellers the Estimated Purchase Price for the Stations or any Radio Group subject to the Closing, as the case may be, including, if applicable, any Delay Amount, by federal wire transfer of same-day funds pursuant to wire transfer instructions, which instructions shall be delivered to Buyer by Sellers at least two (2) business days prior to such Closing Date.

      (b) Buyer and Sellers shall cause the Escrow Deposit or such pro rata portion allocable to a Radio Group Closing to be released to Sellers as partial payment of the Estimated Purchase Price by delivering wiring instructions to the Escrow Agent two (2) days prior to the Closing Date; provided, however, that none of the Escrow Deposit shall be released by the parties at any Closing until the Deposit Release Date. Once the Deposit Release Date has occurred, the Sellers agree immediately to deliver to the Escrow Agent their consent to the release of that pro rata portion of the Escrow Deposit attributable to Radio Group Closings consummated prior to the Deposit Release Date. Until the Deposit Release Date, Buyer shall deliver the entire Estimated Purchase Price at the Closing on any Station.

      (c) Payments to Reflect Adjustments. The Purchase Price as finally determined pursuant to Section 2.3(c) shall be paid as follows:

            (i) If the Purchase Price as finally determined pursuant to Section 2.3(c) exceeds the Estimated Purchase Price, Buyer shall pay to Sellers, in immediately available funds within five (5) business days after the date on which the Purchase Price is determined pursuant to Section 2.3(c), the difference between the Purchase Price and the Estimated Purchase Price.

            (ii) If the Purchase Price as finally determined pursuant to Section 2.3(c) is less than the Estimated Purchase Price, Sellers shall pay to Buyer, in immediately available funds within five (5) business days after the date on which the Purchase Price is determined pursuant to Section 2.3(c), the difference between the Purchase Price and the Estimated Purchase Price.

2.5 Assumption of Liabilities and Obligations. As of the Closing Date and any Radio Group Closing Date as applicable, Buyer shall assume and undertake to pay, discharge and perform all obligations and liabilities of Sellers under the Licenses, the Assumed Contracts or as otherwise specifically provided for herein to the extent that either (i) the obligations and liabilities relate to the time after the Effective Time of such Closing with respect to the Stations for which Closing has occurred, or (ii) the Purchase Price was reduced pursuant to Section 2.3(b) as a result of the proration of such obligations and liabilities. Buyer shall not assume any other obligations or liabilities of Sellers, including (1) any obligations or liabilities under any Contract not included in the Assumed Contracts, (2) any obligations or liabilities under the Assumed Contracts relating to the period prior to the Effective Time of any Closing to which such Assumed Contracts relate, except insofar as an adjustment therefor is made in favor of Buyer under Section 2.3(b), (3) any claims or pending litigation or proceedings relating to the operation of the Stations prior to such

Closing or (4) any obligations or liabilities of Sellers under any employee pension, retirement, or other benefit plans.

             SECTION 3: REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller represents and warrants to Buyer as of the date hereof and as of any Closing Date (except for representations and warranties that speak as of a specific date or time, in which case, such representations and warranties shall be true and complete as of such date or time) as follows:

3.1 Organization and Authority of Sellers. Each Seller is a corporation, limited liability company or limited partnership (as applicable), duly organized, validly existing and in good standing under the laws of the State listed on
Schedule 3.1 next to each such Seller's name. Each Seller has the requisite corporate power and authority (or other appropriate power and authority based on the structure of such Seller) to own, lease and operate its properties, to carry on its business in the places where such properties are now owned, leased, or operated and such business is now conducted, and to execute, deliver and perform this Agreement and the documents contemplated hereby according to their respective terms. Each Seller is duly qualified and in good standing in each jurisdiction listed on Schedule 3.1 next to each such Seller's name, which are all jurisdictions in which such qualification is required. Except as set forth on Schedule 3.1, no Seller is a participant in any joint venture or partnership with any other Person with respect to any part of the operations of the Stations or any of the Assets.

3.2 Authorization and Binding Obligation. The execution, delivery and performance of this Agreement by each Seller have been duly authorized by all necessary corporate or other required action on the part of each Seller. This Agreement has been duly executed and delivered by each Seller and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except as the enforceability of this Agreement may be affected by bankruptcy, insolvency, or similar laws affecting creditors' rights generally and by judicial discretion in the enforcement of equitable remedies.

3.3 Absence of Conflicting Agreements; Consents. Subject to obtaining the Consents listed on Schedules 3.3 and 3.7, the execution, delivery and performance by each Seller of this Agreement and the documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (a) do not require the consent of any third party; (b) will not conflict with any provision of the Articles of Incorporation, Bylaws or other organizational documents of Sellers; (c) will not conflict with, result in a breach of, or constitute a default under any applicable law, judgment, order, ordinance, injunction, decree, rule, regulation, or ruling of any court or governmental instrumentality; (d) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of, any material agreement, instrument, license, or permit to which any Seller is a party or by which any Seller may be bound legally; and (e) will not create any claim, liability, mortgage, lien, pledge, condition, charge, or encumbrance of any nature whatsoever upon any of the Assets. Except for the FCC Consent provided for in Section 6.1, the filings required by Hart-Scott-Rodino provided for in
Section 6.2 and the other Consents described in Schedules 3.3 and 3.7, no consent, approval, permit, or authorization of, or declaration to, or filing with any governmental or regulatory authority or any other third party is required (a) to consummate this Agreement and the transactions contemplated hereby, or (b) to permit Sellers to transfer and convey the Assets to Buyer.

3.4 Governmental Licenses. Schedule 3.4 includes a true and complete list of the FCC Licenses. Sellers have made available to Buyer true and complete copies of the main Licenses (including any amendments and other modifications thereto). The Licenses have been validly issued, and each Seller is the authorized legal holder of the Licenses and those FCC Licenses listed on Schedule 3.4. The Licenses and the FCC Licenses listed on Schedule 3.4 comprise all of the material licenses, permits, and other authorizations required from any governmental or regulatory authority for the lawful conduct in all material respects of the business and operations of the Stations in the manner and to the full extent they are now conducted, and, except as otherwise disclosed on
Schedule 3.4, none of the Licenses is subject to any unusual or special restriction or condition that could reasonably be expected to limit materially the full operation of the Stations as now operated. The FCC Licenses are in full force and effect, are valid for the balance of the current license term applicable generally to radio stations licensed to the same communities as the Stations, are unimpaired by any acts or omissions of any Seller or any of its Affiliates, or the employees, agents, officers, directors, or shareholder of any Seller or any of its Affiliates, and are free and clear of any restrictions which might limit the full operation of the Stations in the manner and to the full extent as they are now operated (other than restrictions under the terms of the licenses themselves or applicable to the radio broadcast industry generally). Except as listed on Schedule 3.4 hereto, there are no applications, proceedings or complaints pending or, to the knowledge of any Seller, threatened which may have an adverse effect on the business or operation of the Stations (other than rulemaking proceedings that apply to the radio broadcasting industry generally). Except as disclosed on Schedule 3.4 hereto, no Seller is aware of any reason why any of the FCC Licenses might not be renewed in the ordinary course for a full term without material qualifications or of any reason why any of the FCC Licenses might be revoked. The Stations are in compliance with the Commission's policy on exposure to radio frequency radiation. No renewal of any FCC License would constitute a major environmental action under the rules of the Commission. To the knowledge of Sellers, there are no facts relating to Sellers which, under the Communications Act of 1934, as amended, or the existing rules of the Commission, would (a) disqualify any Seller from assigning any of its FCC Licenses to Buyer, (b) cause the filing of any objection to the assignment of the FCC Licenses to Buyer, (c) lead to a delay in the processing by the FCC of the applications of the FCC Licenses to Buyer, (d) lead to a delay in the termination of the waiting period required by Hart-Scott-Rodino, or (e) disqualify any Seller from consummating the transactions contemplated herein within the times contemplated herein. An appropriate public inspection file for each Station is maintained at the Station's studio in accordance with Commission rules. Access to the Stations' transmission facilities are restricted in accordance with the policies of the Commission.

3.5 Real Property. Schedule 3.5 contains a complete description of all Real Property Interests (including street address, owner, and Sellers' use thereof) other than the Excluded Real Property Interests. The Real Property Interests listed on Schedule 3.5, together with the Real Property Interests which will be created by the execution of the Lease by Buyer and the appropriate Sellers, comprises all interests in real property necessary to conduct the business and operations of the Stations as now conducted. Except as described on Schedule 3.5, Sellers have good fee simple title to all fee estates included in the Real Property Interests and good title to all other Real Property Interests, in each case free and clear of all liens, mortgages, pledges, covenants, easements, restrictions, encroachments, leases, charges, and other claims and encumbrances, except for Permitted Encumbrances. Each leasehold or subleasehold interest included as a Material Contract on
Schedule 3.5 is legal, valid, binding, enforceable and in full force and effect. To Sellers' Knowledge, each leasehold or subleasehold designated in the Real Property Interests, but not designated as Material Contracts on Schedule 3.5 is legal, binding and enforceable and in full force and effect. Neither the Seller party thereto or to Sellers' Knowledge any other party thereto, is in default, violation or breach under any lease or sublease and no event has occurred and is continuing that constitutes (with notice or passage of time or both) a default, violation or breach thereunder. Sellers have not received any notice of a default, offset or counterclaim under any lease or sublease with respect to any of the Real Property Interests. As of the date hereof and as of the applicable Closing Date, Sellers enjoy peaceful and undisturbed possession of the leased Real Property Interests; and so long as Sellers fulfill their obligations under the lease therefor, Sellers have enforceable rights to nondisturbance and quiet enjoyment against its lessor or sublessor, and, to the Knowledge of Sellers, except as set forth in Schedule 3.5, no third party holds any interest in the leased premises with the right to foreclose upon Sellers' leasehold or subleasehold interest. Sellers have legal and practical access to all of the Owned Real Property and Leased Real Property, as applicable. Except as otherwise disclosed in Schedule 3.5, all towers, guy anchors, ground radials, and buildings and other improvements included in the Assets are located entirely on the Owned Real Property or the Leased Real Property, as applicable, listed in
Schedule 3.5. All Owned Real Property and Leased Real Property (including the improvements thereon) (a) is in good condition and repair consistent with its current use, (b) is available for immediate use in the conduct of the business and operations of the Stations, and (c) complies in all material respects with all applicable material building or zoning codes and the regulations of any governmental authority having jurisdiction, except to the extent that the current use by Sellers, while permitted, constitutes or would constitute a "nonconforming use" under current zoning or land use regulations. No eminent domain or condemnation proceedings are pending or, to the knowledge of Sellers, threatened with respect to any Real Property Interests.

3.6 Tangible Personal Property. The lists of Tangible Personal Property comprising all material items of tangible personal property, other than the Excluded Tangible Personal Property, necessary to conduct the business and operations of the Stations as now conducted has been provided to Buyer previously. Except as described in Schedule 3.6, Sellers own and have good title to each item of Tangible Personal Property and none of the Tangible Personal Property owned by Sellers is subject to any security interest, mortgage, pledge, conditional sales agreement, or other lien or encumbrance, except for Permitted Encumbrances. With allowance for normal repairs, maintenance, wear and obsolescence, each material item of Tangible Personal Property is in good operation condition and repair and is available for immediate use in the business and operations of the Stations. All material items of transmitting and studio equipment included in the Tangible Personal Property (a) have been maintained in a manner consistent with generally accepted standards of good engineering practice, and (b) will permit the Stations and any unit auxiliaries thereto to operate in accordance with the terms of the FCC Licenses and the rules and regulations of the FCC and in all material respects with all other applicable federal, state and local statutes, ordinances, rules and regulations.

3.7 Contracts. Schedule 3.7 is a true and complete list of all Contracts which either (a) have a remaining term (after taking into account any cancellation rights of Sellers) of more than one year after the date hereof or (b) require expenditures in excess of Twenty Five Thousand Dollars ($25,000) in any calendar year after the date hereof, except contracts with advertisers for production or the sale of advertising time on the Stations for cash that may be canceled by Sellers without penalty on not more than ninety days' notice. Sellers have delivered or made available to Buyer true and complete copies of all written Assumed Contracts, and true and complete descriptions of all oral Assumed Contracts (including any amendments and other modifications to such Contracts). Other than the Contracts listed on Schedule 3.7, Schedule 3.5, and the Lease, Sellers require no material contract, lease, or other agreement to enable them to carry on their business in all material respects as now conducted. All of the Contracts are in full force and effect and are valid, binding and enforceable in accordance with their terms except as the enforceability of such Contracts may be affected by bankruptcy, insolvency, or similar laws affecting creditors' rights generally and by judicial discretion in the enforcement of equitable remedies. Neither the Seller party thereto or, to the knowledge of Sellers, any other party thereto, is in default, violation or breach in any material respect under any Contract and no event has occurred and is continuing that constitutes (with notice or passage of time or both) a default, violation, or breach in any material respect thereunder. Except as disclosed on Schedule 3.7, other than in the ordinary course of business, Sellers do not have Knowledge of any intention by any party to any Contract (a) to terminate such Contract or amend the terms thereof, (b) to refuse to renew the Contract upon expiration of its term, or (c) to renew the Contract upon expiration only on terms and conditions that are more onerous than those now existing. Except for the need to obtain the Consents listed on Schedule 3.7, the exchange and transfer of the Assets in accordance with this Agreement will not affect the validity, enforceability, or continuation of any of the Contracts.

3.8 Intangibles. Schedule 3.8 is a true and complete list of all Intangibles (exclusive of Licenses listed in Schedule 3.4) that are required to conduct the business and operations of the Stations as now conducted, all of which are valid and in good standing and uncontested. Sellers have provided or made available to Buyer copies of all documents establishing or evidencing the Intangibles listed on Schedule 3.8. Sellers own or have a valid license to use all of the Intangibles listed on Schedule 3.8. Other than with respect to matters generally affecting the radio broadcasting industry and not particular to Sellers and except as set forth on Schedule 3.8, Sellers have not received any notice or demand alleging that Sellers are infringing upon or otherwise acting adversely to any trademarks, trade names, service marks, service names, copyrights, patents, patent applications, know-how, methods, or processes owned by any other Person, and there is no claim or action pending, or to the Knowledge of Sellers threatened, with respect thereto. To the knowledge of Sellers, except as set forth on Schedule 3.8, no other Person is infringing upon Sellers rights or ownership interest in the Intangibles.

3.9 Title to Properties. Except as disclosed in Schedule 3.5 or 3.6, Sellers have good and marketable title to the Assets subject to no mortgages, pledges, liens, security interests, encumbrances, or other charges or rights of others of any kind or nature except for Permitted Encumbrances.

3.10 Financial Statements. Sellers have furnished Buyer with true and complete copies of unaudited financial statements of the Stations containing a balance sheet and statement of income, as at and for the fiscal year ended December 31, 1998, and an unaudited balance sheet and statement of income as at and for the seven (7) months ended July 31, 1999 (the "BALANCE SHEET DATE") (collectively, the "FINANCIAL STATEMENTS"). To the extent the Financial Statements relate to the period of time during which the Stations were owned by the Sellers (or any Affiliate thereof) the Financial Statements have been prepared from the books and records of Sellers and have been prepared in a manner consistent with the audited Financial Statements of Sinclair, except for the absence of footnotes and certain year-end adjustments. The Financial Statements accurately reflect the books, records and accounts of Sellers, present fairly and accurately the financial condition of the Stations as at their respective dates and the results of operations for the periods then ended and none of the Financial Statements understates in any material respect the normal and customary costs and expenses of conducting the business or operations of the Stations in any material respect as currently conducted by Sellers or otherwise materially inaccurately reflects the operations of the Stations; provided, that the foregoing representations are given only to the Sellers' Knowledge to the extent the Financial Statements relate to a period of time during which the Stations were not owned by Sellers (or an Affiliate thereof).

3.11 Taxes. Except as set forth in Schedule 3.11, Sellers have filed or caused to be filed all Tax Returns that are required to be filed with respect to their ownership and operation of the Stations, and have paid or caused to be paid all Taxes shown on those returns or on any Tax assessment received by them to the extent that such Taxes have become due, or have set aside on their books adequate reserves (segregated to the extent required by generally accepted accounting principles) with respect thereto. There are no legal, administrative, or other Tax proceedings presently pending, and there are no grounds existing pursuant to which Sellers are or could be made liable for any Taxes, the liability for which could extend to Buyer as transferee of the business of the Stations.

3.12 Insurance. Schedule 3.12 is a true and complete list of all insurance policies of or covering Sellers. All policies of insurance listed in Schedule
3.12 are in full force and effect as of the date hereof. During the past three years, no insurance policy of Sellers or the Stations has been canceled by the insurer and, except as set forth on Schedule 3.12, no application of Sellers for insurance has been rejected by any insurer.

3.13 Reports. All material returns, reports and statements that the Stations is currently required to file with the FCC or Federal Aviation Administration have been filed, and all reporting requirements of the FCC and Federal Aviation Administration have been complied with in all material respects. All of such returns, reports and statements, as filed, satisfy all applicable legal requirements.

3.14 Personnel and Employee Benefits.

      (a) Employees and Compensation. Schedule 3.14 contains a true and complete list of all employees of Sellers employed at the Stations as of June 30, 1999 who earned in excess of $20,000 in 1998 or whose present rate of pay would cause them to earn more than that amount in 1999, and indicates the salary and bonus, if any, to which each such Employee is currently entitled (limited in the case of Employees who are compensated on a commission basis to a general description of the manner in which such commissions are determined). As of the date of this Agreement, Sellers have no knowledge that any General Manager, Sales Manager, or Program Director employed at the Stations currently plans to terminate employment, whether by reason of the transactions contemplated by this Agreement or otherwise. Schedule 3.14 also contains a true and complete list of all employee benefit plans or arrangements covering the employees employed at the Stations (the "EMPLOYEES"), including, with respect to the Employees any:

            (i) "Employee welfare benefit plan," as defined in Section 3(1) of ERISA, that is maintained or administered by Sellers or to which Sellers contribute or are required to contribute (a "WELFARE PLAN");

            (ii) "Multiemployer pension plan," as defined in Section 3(37) of ERISA, that is maintained or administered by Sellers or to which Sellers contribute or are required to contribute (a "MULTIEMPLOYER PLAN" and, together with the Welfare Plans, the "BENEFIT PLANS");

            (iii) "Employee pension benefit plan," as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), to which Sellers contribute or are required to contribute (a "PENSION PLAN");

            (iv) Employee plan that is maintained in connection with any trust described in Section 501(c)(9) of the Internal Revenue Code of 1986, as amended; and

            (v) Employment, severance, or other similar contract, arrangement, or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, or retirement benefits or arrangement for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights, stock purchases, or other forms of incentive compensation or post-retirement insurance, compensation, or benefits that (A) is not a Welfare Plan, Pension Plan, or Multiemployer Plan, and (B) is entered into, maintained, contributed to, or required to be contributed to by any Seller or under which any Seller has any liability relating to Employees, (collectively, "BENEFIT ARRANGEMENTS").

      (b) Pension Plans. Sellers do not sponsor, maintain, or contribute to any Pension Plan other than the Sinclair Broadcast Group 401(k) Profit Sharing Plan. Each Pension Plan complies currently and has been maintained in substantial compliance with its terms and, both as to form and in operation, with all material requirements prescribed by any and all material statutes, orders, rules and regulations that are applicable to such plans, including ERISA and the Code, except where the failure to do so will not have a Material Adverse Effect.

      (c) Welfare Plans. Each Welfare Plan complies currently and has been maintained in substantial compliance with its terms and, both as to form and in operation, with all material requirements prescribed by any and all material statutes, orders, rules and regulations that are applicable to such plans, including ERISA and the Code, except where the failure to do so will not have a Material Adverse Effect. Sellers do not sponsor, maintain, or contribute to any

Welfare Plan that provides health or death benefits to former employees of the Stations other than as required by Section 4980B of the Code or other applicable laws.

      (d) Benefit Arrangements. Each Benefit Arrangement has been maintained in substantial compliance with its terms and with the material requirements prescribed by all statutes, orders, rules and regulations that are applicable to such Benefit Arrangement, except where the failure to do so will not have a Material Adverse Effect. Except for those employment agreements listed on
Schedule 3.7, Sellers have no written contract prohibiting the termination of any Employee.

      (e) Multiemployer Plans. Except as disclosed in Schedule 3.14, Sellers have not at any time been a participant in any Multiemployer Plan.

      (f) Delivery of Copies of Relevant Documents and Other Information. Sellers have delivered or made available to Buyer true and complete copies of each of the following documents:

            (i) Each Welfare Plan and Pension Plan (and, if applicable, related trust agreements) and all amendments thereto, and written descriptions thereof that have been distributed to Employees, all annuity contracts or other funding instruments; and

            (ii) Each Benefit Arrangement and written descriptions thereof that have been distributed to Employees and complete descriptions of any Benefit Arrangement that is not in writing.

      (g) Labor Relations. Except as set forth in Schedule 3.14(g), no Seller is a party to or subject to any collective bargaining agreement or written or oral employment agreement with any Employee. With respect to the Employees Sellers have complied in all material respects with all laws, rules and regulations relating to the employment of labor, including those related to wages, hours, collective bargaining, occupational safety, discrimination, and the payment of social security and other payroll related taxes, and have not received any notice alleging that any Seller has failed to comply materially with any such laws, rules, or regulations. Except as set forth on Schedule 3.14(g), no proceedings are pending or, to the Knowledge of Sellers, threatened, between any Seller and any Employee (singly or collectively) that relate to the Stations. Except as set forth on Schedule 3.14(g), no labor union or other collective bargaining unit represents or claims to represent any of the Employees. Except as set forth in Schedule 3.14, to the Knowledge of Sellers, there is no union campaign being conducted to solicit cards from any Employees to authorize a union to represent any of the employees of any Seller or to request a National Labor Relations Board certification election with respect to any Employees.

3.15 Claims and Legal Actions. Except as disclosed on Schedule 3.15 and except for any FCC rulemaking proceedings generally affecting the radio broadcasting industry and not particular to any of Sellers, there is no claim, legal action, counterclaim, suit, arbitration, or other legal, administrative, or tax proceeding, nor any order, decree, or judgment, in progress or pending, or to the Knowledge of Sellers threatened, against or relating to the Assets, or the business or operations of any of the Stations, nor does any Seller know of any basis for the same.

3.16  ENVIRONMENTAL COMPLIANCE.

      (a) Except as disclosed on Schedule 3.16, (x) none of the Owned Real Property and none of the Tangible Personal Property and, to Sellers' Knowledge (provided such knowledge qualifer shall not apply to the extent caused by the Tangible Personal Property), none of the Leased Real Property contains (i) any asbestos, polychlorinated biphenyls or any PCB contaminated oil; (ii) any Contaminants; or (iii) any underground storage tanks; (y) no underground storage tank disclosed on Schedule 3.16 has leaked and has not been remediated or leaks and such tank is in substantial compliance with all applicable Environmental Laws; and (z) all of the Owned Real Property and, to Sellers' Knowledge, all of the Leased Real Property is in substantial compliance with all applicable Environmental Laws.

      (b) Sellers have obtained all material permits, licenses and other authorizations that are required under all Environmental Laws.

3.17 Compliance with Laws. Sellers have complied in all material respects with the Licenses and all material federal, state and local laws, rules, regulations and ordinances applicable or relating to the ownership and operation of the Assets and Stations, and Sellers have not received any notice of any material violation of federal, state and local laws, regulations and ordinances applicable or relating to the ownership or operation of the Assets and the Stations nor, to Sellers' Knowledge, have Sellers received any notice of any immaterial violation of federal, state and local laws, regulations, and ordinances applicable or relating to the ownership or operation of the Assets or the Stations.

3.18 Conduct of Business in Ordinary Course. Since the Balance Sheet Date and through the date hereof, Sellers have conducted their business and operations in the ordinary course and, except as disclosed in Schedule 3.18, have not:

      (a) made any material increase in compensation payable or to become payable to any of its employees other than those in the normal and usual course of business or in connection with any change in an employee's responsibilities, or any bonus payment made or promised to any of its Employees, or any material change in personnel policies, employee benefits, or other compensation arrangements affecting its employees;

      (b) made any sale, assignment, lease, or other transfer of assets other than in the normal and usual course of business with suitable replacements being obtained therefor;

      (c) canceled any debts owed to or claims held by Sellers, except in the normal and usual course of business;

      (d)  made any changes in Sellers' accounting practices;

      (e) suffered any material write-down of the value of any Assets or any material write-off as uncorrectable of any Accounts Receivable; or

      (f) transferred or granted any right under, or entered into any settlement regarding the breach or infringement of, any license, patent, copyright, trademark, trade name, franchise, or similar right, or modified any existing right.

3.19 Transactions with Affiliates. Except as disclosed in Schedule 3.19 or with respect to the Excluded Real Property Interests and the Excluded Tangible Personal Property, no Seller has been involved in any business arrangement or relationship with any Affiliate of Seller, and no Affiliate of any Seller owns any property or right, tangible or intangible, that is material to the operations of the business of the Stations.

3.20 Broker. Except as disclosed on Schedule 3.20, no Seller nor any Person acting on its behalf has incurred any liability for any finders' or brokers' fees or commissions in connection with the transactions contemplated by this Agreement, and Buyer shall have no liability for any finders' or brokers' fees or commissions in connection with the transactions contemplated by this Agreement for any broker listed on Schedule 3.20.

3.21 Insolvency Proceedings. None of the Sellers nor any of the Assets are the subject of any pending or threatened insolvency proceedings of any character, including, without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary. No Seller has made an assignment for the benefit of creditors or taken any action in contemplation of or which would constitute a valid basis for the institution of any such insolvency proceedings. No Seller is insolvent nor will it become insolvent as a result of entering into or performing this Agreement.

3.22 Year 2000 Compatibility. Sellers believe that the Stations' hardware, software, broadcast and ancillary equipment (the "Operational Equipment") that are date dependent and are material to the operation of the Stations are year 2000 compliant. To Sellers' Knowledge, there are no facts or circumstances that would result in material costs or disruption to the operation of the Stations due to the failure of Sellers' customers or suppliers to be year 2000 compliant. For the purposes of this section, "Year 2000 Compliant" shall mean that the Operational Equipment will correctly process, provide and receive date data before, during and after December 31, 1999.

              SECTION 4: REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers as of the date hereof and as of any Closing Date (except for representations and warranties that speak as of a specific date or time, in which case, such representations and warranties shall be true and complete as of such date and time) as follows:

4.1 Organization, Standing and Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has the requisite corporate power and authority to execute, deliver and perform this Agreement and the documents contemplated hereby according to their respective terms and to own the Assets. Prior to the Closing Date, Buyer will be qualified to do business in each of the States in which any of the Stations are located.

4.2 Authorization and Binding Obligation. The execution, delivery and performance of this Agreement by Buyer have been duly authorized by all necessary action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms except as the enforceability of this Agreement may be affected by bankruptcy, insolvency or similar laws affecting creditors' rights generally and by judicial discretion in the enforcement of equitable remedies.

4.3 Absence of Conflicting Agreements and Required Consents. Subject to the receipt of the Consents, the execution, delivery and performance by Buyer of this Agreement and the documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (a) do not require the consent of any third party; (b) will not conflict with the Articles of Incorporation or Bylaws of Buyer; (c) will not conflict with, result in a breach of, or constitute a default under, any applicable law, judgment, order, ordinance, injunction, decree, rule, regulation, or ruling of any court or governmental instrumentality; and (d) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of, any agreement, instrument, license or permit to which Buyer is a party or by which Buyer may be bound. Except for the FCC Consent provided for in Section 6.1. the filings required by Hart-Scott-Rodino provided for in Section 6.2 and the other Consents described in Schedule 4.3, no consent, approval, permit, or authorization of, or declaration to, or filing with any governmental or regulatory authority or any other third party is required (a) to consummate this Agreement and the transactions contemplated hereby, or (b) to permit Buyer to acquire the Assets from Sellers or to assume certain liabilities and obligations of Sellers in accordance with Section 2.5.

4.4 Brokers. Neither Buyer nor any person or entity acting on its behalf has incurred any liability for any finders' or brokers' fees or commissions in connection with the transactions contemplated by this Agreement.

4.5 Availability of Funds. Buyer will have available on the Closing Date sufficient funds to enable it to consummate the transactions contemplated hereby.

4.6 Qualifications of Buyer. Except as disclosed in Schedule 4.6, Buyer is, and pending Closing will remain legally, financially and otherwise qualified under the Communications Act, Hart-Scott-Rodino and all rules, regulations and policies of the FCC, the Department of Justice, the Federal Trade Commission (the "FTC") and any other governmental agency, to acquire and operate the Stations. Except as disclosed in Schedule 4.6, there are no facts or proceedings which would reasonably be expected to disqualify Buyer under the Communications Act or Hart-Scott-Rodino or otherwise from acquiring or operating the Stations or would cause the FCC not to approve the assignment of the FCC Licenses to Buyer or the Department of Justice and the FTC not to allow the waiting period under Hart-Scott-Rodino to terminate within 30 days of the filing provided for in Section 6.2. Except as disclosed in Schedule 4.6, Buyer has no knowledge of any fact or circumstance relating to Buyer or any of Buyer's Affiliates that would reasonably be expected to (a) cause the filing of any objection to the assignment of the FCC Licenses to Buyer, (b) lead to a delay in the processing by the FCC of the applications for such assignment or (c) lead to a delay in the termination of the waiting period required by Hart-Scott-Rodino.

Except as disclosed in Schedule 4.6, no waiver of any FCC rule or policy is necessary to be obtained for the grant of the applications for the assignment of the FCC Licenses to Buyer, nor will processing pursuant to any exception or rule of general applicability be requested or required in connection with the consummation of the transactions herein.

4.7 WARN Act. Buyer is not planning or contemplating, and has not made or taken any decisions or actions concerning the employees of the Stations after the Closing Date that would require the service of notice under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state law.

4.8 Buyer's Defined Contribution Plan. Schedule 4.8 completely and accurately lists all Buyer's defined contribution plan or plans (the "BUYER'S PLAN") intended to be qualified under Section 401(a) and 401(k) of the Code in which the Transferred Employees will be eligible to participate. Buyer has a currently applicable determination letter from the Internal Revenue Service.

            SECTION 5: OPERATION OF THE STATIONS PRIOR TO CLOSING

Sellers covenants and agrees that between the date hereof and Final Closing Date, Sellers will operate the Stations in the ordinary course in accordance with Sellers' past practices (except where such conduct would conflict with the following covenants or with other obligations of Sellers under this Agreement), and, except as contemplated by this Agreement or with the prior written consent of Buyer (such consent not to be unreasonably withheld), Sellers will act in accordance with the following insofar as such actions relate to the Stations:

5.1 Contracts. Seller will not renew, extend, amend or terminate, or waive any material right under, any Material Contract, or enter into any contract or commitment or incur any obligation (including obligations relating to the borrowing of money or the guaranteeing of indebtedness and obligations arising from the amendment of any existing Contract, regardless of whether such Contract is a Material Contract) that will be assumed by or be otherwise binding on Buyer after Closing, except for (a) cash time sales agreements and production agreements made in the ordinary course of business consistent with Seller's past practices, (b) the renewal or extension of any existing Contract (other than network affiliation agreements) on its existing terms in the ordinary course of business, and (c) other contracts (other than network affiliation agreements, or time brokerage or local marketing arrangements) entered into in the ordinary course of business consistent with Sellers' past practices that do not, with respect to any Radio Group, involve consideration, in the aggregate, in excess of Fifty Thousand Dollars ($50,000) measured at Closing. Prior to the applicable Closing Date, Sellers shall deliver to Buyer a list of all material Contracts entered into between the date of this Agreement and the applicable Closing Date and shall make available to Buyer copies of such Contracts.

5.2 Compensation. Sellers shall not materially increase the compensation, bonuses, or other benefits payable or to be payable to any person employed in connection with the conduct of the business or operations of the Stations, except in accordance with past practices, as required by an employment agreement or consulting agreement or in connection and commensurate with the change in responsibility of any employee.

5.3 Encumbrances. Sellers will not create, assume, or permit to exist any mortgage, pledge, lien, or other charge or encumbrance affecting any of the Assets, except for (a) liens disclosed in Schedule 5.3, (b) liens that will be removed prior to the applicable Closing Date, and (c) Permitted Encumbrances.

5.4 Dispositions. Sellers will not sell, assign, lease, or otherwise transfer or dispose of any of the Assets except (a) Assets that are no longer used in the operations of the Stations, (b) Assets that are replaced with Assets of equivalent kind and value that are acquired after the date of this Agreement, and (c) any intercompany accounts receivable.

5.5 Access to Information. Upon prior reasonable notice by Buyer, Sellers will give to Buyer and its investors, lenders, counsel, accountants, engineers and other authorized representatives reasonable access to the Stations and all books, records and documents of Sellers which are material to the business and operation of the Stations, and will furnish or cause to be furnished to Buyer and its authorized representatives all information relating to Sellers and the Stations that they reasonably request (including any financial reports and operations reports produced with respect to the Stations).

5.6 Insurance. Sellers or their Affiliates shall maintain in full force and effect policies of insurance of the same type, character and coverage as the policies currently carried with respect to the business, operations and assets of the Stations.

5.7 Licenses. Sellers shall not cause or permit, by any act or failure to act, any of the Licenses listed on Schedule 3.4 to expire or to be revoked, suspended or modified, or take any action that could reasonably be expected to cause the FCC or any other governmental authority to institute proceedings for the suspension, revocation or material adverse modification of any of the Licenses. Sellers shall prosecute with due diligence any applications to any governmental authority necessary for the operation of the Stations.

5.8 Obligations. Sellers shall pay all its obligations insofar as they relate to the Stations as they become due, consistent with past practices.

5.9 No Inconsistent Action. Sellers shall not take any action that is inconsistent with its obligations under this Agreement in any material respect or that could reasonably be expected to hinder or delay the consummation of the transactions contemplated by this Agreement. Neither Seller nor any of its respective representatives or agents shall, directly or indirectly, solicit, initiate, or participate in any way in discussions or negotiations with, or provide any confidential information to, any Person (other than Buyer or any Affiliate or associate of Buyer and their respective representatives and agents) concerning any possible disposition of the Stations, the sale of any material assets of the Stations, or any similar transaction.

5.10 Maintenance of Assets. Sellers shall maintain all of the Assets in good condition (ordinary wear, tear and casualty excepted), consistent with their overall condition on the date of this Agreement, and use, operate and maintain all of the Assets in a reasonable manner. Sellers shall maintain inventories of spare parts and expendable supplies at levels consistent with past practices. If any insured or indemnified loss, damage, impairment, confiscation, or condemnation of or to any of the Assets occurs, Sellers shall repair, replace, or restore the Assets to their prior condition as represented in this Agreement as soon thereafter as possible, and Sellers shall use the proceeds of any claim under any property damage insurance policy or other recovery solely to repair, replace, or restore any of the Assets that are lost, damaged, impaired, or destroyed.

5.11 Consents.

      (a) Subject to Section 6.5 hereof, Sellers shall use their reasonable efforts to obtain all Consents described in Section 3.3, without any adverse change in the terms or conditions of any Assumed Contract or License. Sellers shall promptly advise Buyer of any difficulties experienced in obtaining any of the Consents and of any conditions proposed, considered or requested for any of the Consents.

      (b) Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign or transfer any Contract or any claim, right or benefit arising thereunder or resulting therefrom, if an attempted assignment or transfer thereof, without the consent of a third party thereto would constitute a breach thereof or in any way adversely affect the rights of the Buyer thereunder. If such consent (a "Deferred Consent") is not obtained, or if an attempted assignment or transfer thereof would be ineffective or would affect the rights thereunder so that the Buyer would not receive all such rights, then (i) the Seller and the Buyer will cooperate, in all reasonable respects, to obtain such Deferred Consents as soon as practicable; provided that Sellers shall have no obligation (y) to expend funds to obtain any Deferred Consent, other than ministerial processing fees, and Sellers' out-of-pocket expenses to its attorney or other agents incurred in connection with obtaining any Deferred Consent, or (z) to agree to any adverse change in any License or Assumed Contract in order to obtain a Deferred Consent, and (ii) until such Deferred Consent is obtained, the Seller and the Buyer will cooperate in all reasonable respects, to provide to the Buyer the benefits under the Contract, to which such Deferred Consent relates (with the Buyer responsible for all the liabilities and obligations thereunder). In particular, in the event that any such Deferred Consent is not obtained prior to Closing, then the Buyer and the Seller shall enter into such arrangements (including subleasing or subcontracting if permitted) to provide to the parties the economic and operational equivalent of obtaining such Deferred Consent and assigning or transferring such Contract, including enforcement for the benefit of the Buyer of all claims or rights arising thereunder, and the performance by the Buyer of the obligations thereunder on a prompt and punctual basis.

5.12 Books and Records. Sellers shall maintain their books and records in accordance with past practices.

5.13 Notification. Sellers shall promptly notify Buyer in writing of any or material developments with respect to the business or operations of the Stations and of any material change in any of the information contained in the representations and warranties contained in Section 3 of this Agreement.

5.14 Financial Information. Sellers shall furnish Buyer with sales pacing reports for the Stations on a weekly basis and shall furnish to Buyer within thirty (30) days after the end of each month ending between the date of this Agreement and the Final Closing Date a statement of income and expense for the month just ended and such other financial information (including information on payables and receivables) as Buyer may reasonably request. All financial information delivered by Sellers to Buyer pursuant to this Section 5.14 shall be prepared from the books and records of Sellers in accordance with generally accepted accounting principles, consistently applied, shall accurately reflect the books, records and accounts of the Stations, shall be complete and correct in all material respects, and shall present fairly the financial condition of the Stations as at their respective dates and the results of operations for the periods then ended.

5.15 Compliance with Laws. Sellers shall comply in all material respects with all material laws, rules and regulations.

5.16 Programming. Sellers shall not make any material changes in the Stations' formats, except such changes as in the good faith judgment of Seller are required by the public interest.

5.17 Preservation of Business. Sellers shall use commercially reasonable efforts consistent with past practices to preserve the business and organization of the Stations and to keep available to the Stations its present employees and to preserve the audience of the Stations and the Stations' present relationships with suppliers, advertisers, and others having business relations with it.

5.18 Normal Operations. Subject to the terms and conditions of this Agreement (including, without limitation, Section 5.1), prior to either the Final Closing or a Radio Closing Date, as applicable, Sellers shall carry on the business and activities of the Stations, including, without limitation, promotional activities, the sale of advertising time, entering into other contracts and agreements, purchasing and scheduling programming, performing research, and operating in all material respects in accordance with existing budgets and past practice and will not enter into trade and barter obligations except in the ordinary course of business consistent with past practice.

5.19 Buffalo Build-Out Property. Sellers shall keep Buyer fully informed of the status of the construction and build-out of the Buffalo Build-Out Property and shall make available to Buyer for its review and approval, which approval shall not be unreasonably withheld, notice of any material changes to the capital expenditure budget provided to Buyer prior to the date hereof.

                 SECTION 6: SPECIAL COVENANTS AND AGREEMENTS

6.1 FCC Consent

      (a) The exchange and transfer of the Assets as contemplated by this Agreement is subject to the prior consent and approval of the FCC.

      (b) Sellers and Buyer shall prepare and within seven (7) business days after the date of this Agreement shall file with the FCC an appropriate application for FCC Consent. The parties shall thereafter prosecute the application with all reasonable diligence and otherwise use their respective best efforts to obtain a grant of the application as expeditiously as practicable. Each party agrees to comply with any condition imposed on it by the FCC Consent, except that no party shall be required to comply with a condition if (i) the condition was imposed on it as the result of a circumstance the existence of which does not constitute a breach by that party of any of its representations, warranties or covenants hereunder, and (ii) compliance with the condition would have a material adverse effect upon it. Buyer and Sellers shall oppose any petitions to deny or other objections filed with respect to the application for the FCC Consent and any requests for reconsideration or judicial review of the FCC Consent.

      (c) If any Closing shall not have occurred for any reason within the original effective period of the FCC Consent or Radio Group FCC Consent, and neither party shall have terminated this Agreement under Section 9, the parties shall jointly request an extension of the effective period of the FCC Consent or Radio Group FCC Consent, as the case may be. No extension of the effective period of the FCC Consent or Radio Group FCC Consent shall limit the exercise by either party of its right to terminate the Agreement under Section 9.

6.2 Hart-Scott-Rodino. Within ten (10) days following the execution of this Agreement, Sellers and Buyer shall complete any filing that may be required pursuant to Hart-Scott-Rodino (each an "HRS Filing"). Sellers and Buyer shall diligently take, or fully cooperate in the taking of, all necessary and proper steps, and provide any additional information reasonably requested in order to comply with, the requirements of Hart-Scott-Rodino.

6.3 Risk of Loss. The risk of any loss, damage, impairment, confiscation, or condemnation of any of the Assets of Sellers for any cause whatsoever shall be borne by Sellers at all times prior to the Final Closing or Radio Group Closing, as the case may be. In the event of loss or damage prior to the Final Closing Date or a Radio Group Closing Date, Sellers shall use commercially reasonable efforts to fix, restore, or replace such loss, damage, impairment, confiscation, or condemnation to its former operational condition. If Sellers have adequate replacement cost insurance, Buyer may elect to have Sellers assign such insurance proceeds to Buyer, in which case, Buyer shall proceed with the Final Closing or Radio Group Closing, as the case may be, and receive at such Closing the insurance proceeds or an assignment of the right to receive such insurance proceeds, as applicable, to which Sellers otherwise would be entitled, whereupon Sellers shall have no further liability to Buyer for such loss or damage.

6.4 Confidentiality. Except as necessary for the consummation of the transaction contemplated by this Agreement, including Buyer's obtaining of financing related hereto, and except as and to the extent required by law, each party will keep confidential any information obtained from the other party in connection with the transactions specifically contemplated by this Agreement. If this Agreement is terminated, each party will return to the other party all information obtained by the such party from the other party in connection with the transactions contemplated by this Agreement. Buyer shall continue to be bound by the terms and conditions of the Confidentiality Agreement dated June 30, 1999 between the parties hereto (the "CONFIDENTIALITY AGREEMENT").

6.5 Cooperation. Buyer and Sellers shall reasonably cooperate with each other and their respective counsel and accountants in connection with any actions required to be taken as part of their respective obligations under this Agreement, and in connection with any litigation after any Closing Date which relate to the Stations for periods prior to the applicable Effective Time, Buyer and Sellers shall execute such other documents as may be reasonably necessary and desirable to the implementation and consummation of this Agreement, and otherwise use their commercially reasonable efforts to consummate the transaction contemplated hereby and to fulfill their obligations under this Agreement. Notwithstanding the foregoing, Sellers shall have no obligation (a) to expend funds to obtain any of the Consents, other than ministerial processing fees, and Sellers' out-of-pocket expenses to its attorney or other agents incurred in connection with obtaining such consents, or (b) to agree to any adverse change in any License or Assumed Contract in order to obtain a Consent required with respect thereto.

6.6 Control of the Stations. Prior to any Closing, Buyer shall not, directly or indirectly, control, supervise or direct, or attempt to control, supervise or direct, the operations of the Stations; those operations, including complete control and supervision of all of each Stations' programs, employees and policies, shall be the sole responsibility of Seller.

6.7 Accounts Receivable.

      (a) As soon as practicable after the Closing Date or any Radio Group Closing Date, as the case may be, Sellers shall deliver to Buyer a complete and detailed list of all the Accounts Receivable. During the period beginning on the Closing Date or Radio Group Closing Date, as applicable, and ending on the last day of the sixth full calendar month beginning after the Closing Date or Radio Group Closing Date, as applicable (the "COLLECTION PERIOD"), Buyer shall use commercially reasonable efforts, as Sellers' agent, to collect the Accounts Receivable in the usual and ordinary course of business, using the Stations' credit, sales and other appropriate personnel in accordance with customary practices, which may include referral to a collection agency. Notwithstanding the foregoing, Buyer shall not be required to institute legal proceedings on Sellers' behalf to enforce the collection of any Accounts Receivable. Buyer shall not adjust any Accounts Receivable or grant credit without Sellers' written consent, and Buyer shall not pledge, secure or otherwise encumber such Accounts Receivable or the proceeds therefrom. On or before the twelfth business day after the end of each calendar month during the Collection Period, Buyer shall remit to Sellers collections received by Buyer with respect to the Accounts Receivable, together with a report of all amounts collected with respect to the Accounts Receivable during, as the case may be, the period from any Closing or the beginning of such month through the end of such month, less any sales commissions or collection costs paid by Buyer during the respective periods with respect to those Accounts Receivable.

      (b) Any payments received by Buyer during the Collection Period from any Person that is an account debtor with respect to any account disclosed in the list of Accounts Receivable delivered by Sellers to Buyer shall be applied first to the invoice designated by the account debtor and, if none, such payment shall be applied to the oldest account which is not disputed. Buyer shall incur no liability to Sellers for any uncollected account, other than as a result of Buyer's breach of its obligations under this Section 6.7. Prior to the end of the third full calendar month after any Closing, neither Sellers nor any agent of Sellers shall make any direct solicitation of the account debtors for payment. After the end of the third full calendar month after any Closing, Sellers shall have the right, at their expense, to assist and participate with

Buyer in the collection of unpaid Accounts Receivable, provided, however, Seller's collection efforts shall be commercially reasonable and consistent with its past practices.

      (c) At the end of the Collection Period, Buyer shall return to Sellers all files concerning the collection or attempts to collect the Accounts Receivable, and Buyer's responsibility for the collection of the Accounts Receivable shall cease.

6.8 Allocation of Purchase Price. Buyer and Sellers agree to allocate the Purchase Price among the Stations for all purposes (including financial accounting and Tax purposes) as set forth on Schedule 6.8 hereto. Buyer and Sellers agree that the fair market value of the Assets of the Stations (the "Fair Market Value of the Assets") will be appraised by the appraisal firm of BIA, whose expenses will be borne one-half (1/2) by Buyer and one-half (1/2) by Sellers. Buyer and Sellers shall collaborate in good faith in the preparation of mutually satisfactory Form(s) 8594 (and Form 8824 to the extent applicable) reflecting the Fair Market Value of the Assets as found by BIA and such other information as is required by the form. Buyer and Sellers shall each file with their respective federal income tax return for the tax year in which any Closing occurs, IRS Form(s) 8594 (and Form 8824 to the extent applicable) containing the information agreed upon by the parties pursuant to the immediately preceding sentence. Buyer agrees to report the purchase of the Assets of the Stations, and Sellers agree to report the sale of such assets for income tax purposes on their respective income tax returns in a manner consistent with the information agreed upon by the parties pursuant to this section and contained in the IRS Form(s) 8594 (and Form 8824 to the extent applicable).

6.9 Access to Books and Records. To the extent reasonably requested by Buyer, Sellers shall provide Buyer access and the right to copy from and after any Closing Date any books and records relating to the Assets but not included in the Assets. To the extent reasonably requested by Sellers, Buyer shall provide Sellers access and the right to copy from and after the applicable Closing Date any books and records relating to the Assets that are included in the Assets. Buyer and Sellers shall each retain any such books and records, for a period of three years (or such longer period as may be required by law or good business practice) following the Final Closing Date. Subject to and in accordance with the terms of this Section 6.9, Sellers shall cause its accountants regularly servicing Sellers to conduct audits and reviews of Sellers' financial information as Buyer may reasonably determine is necessary to satisfy Buyer's due diligence, including, without limitation, (a) causing Sellers' auditors to permit Buyer's auditors to have access to Sellers' auditor's work papers, and
(b) causing Sellers' auditors to consent to such access by Buyer. Under no circumstance shall the preparation of any financial statements pursuant to such audits and reviews (i) require any Seller to change or modify any accounting policy, (ii) cause any unreasonable disruption in the business or operations of any Station, or (iii) cause any delay that is more than de minimis in any internal reporting requirements of any Seller. All costs and expenses incurred in connection with the preparation of (and assimilation of relevant information for) the audits and reviews of financial information shall be paid by Sellers; provided, Buyer shall promptly pay upon presentation of any invoice, as a non-refundable prepayment of the Purchase Price, for all charges incurred in connection with such audit to the extent relating to work performed on or after July 26, 1999 (such charges, the "Section 6.9 Amount") (it being understood that the hourly charges of Sellers' accountants for the period of time for which Buyer is responsible may be greater than the hourly charges incurred by Sellers).

In addition, Buyer shall be responsible for any costs and expenses (a) associated with the inclusion of such audited financial statements in Buyer's publicly filed documents, including, without limitation, any fees for consents to such inclusion and a "comfort letter," and (b) incurred in connection with any review of financial statements for the periods ended June 30, 1998 or June 30, 1999, or for any other periods other than the financial statements for calendar year 1998.

6.10 Employee Matters.

      (a) Upon consummation of the Closing or a Radio Group Closing hereunder, Buyer shall offer employment to each of the Employees of the Stations included in such Radio Group (including those on leave of absence, whether short-term, long-term, family, maternity, disability, paid, unpaid or other, and those hired after the date hereof in the ordinary course of business) at a comparable salary, position and place of employment as held by each such employee immediately prior to the Closing Date (such employees who are given such offers of employment are referred to herein as the "TRANSFERRED EMPLOYEES")

      (b) Except as provided otherwise in this Section 6.10, Sellers shall pay, discharge and be responsible for (a) all salary and wages arising out of or relating to the employment of the Employees prior to the Closing Date or a Radio Group Closing Date, as the case may be, and (b) any employee benefits arising under the Benefit Plans or Benefit Arrangements of Sellers and their Affiliates during the period prior to such Closing Date. From and after each Closing Date, Buyer shall pay, discharge and be responsible for all salary, wages and benefits arising out of or relating to the employment of the Transferred Employees by Buyer on and after the Closing Date or Radio Group Closing Date, as applicable. Buyer shall be responsible for all severance liabilities, and all COBRA liabilities for any Transferred Employees of the Stations terminated on or after any Closing Date, including, without limitation, any related to any deemed termination by Sellers of the Transferred Employees as a result of the consummation of the transaction contemplated hereby and any required pursuant to those retention/severance agreements listed on Schedule 6.10 hereto, but excluding any severance due as a result of those agreements listed on Schedule 6.10-A.

      (c) Buyer shall cause all Transferred Employees as of any Closing Date to be eligible to participate in its "employee welfare benefit plans" and "employee pension benefit plans" (as defined in Section 3(1) and 3(2) of ERISA, respectively) of Buyer in which similarly situated employees of Buyer are generally eligible to participate; provided, however, that all Transferred Employees and their spouses and dependents shall be eligible for coverage immediately after such Closing Date (and shall not be excluded from coverage on account of any pre-existing condition) to the extent provided under such plans with respect to Transferred Employees.

      (d) For purposes of any length of service requirements, waiting period, vesting periods or differential benefits based on length of service in any such plan for which a Transferred Employee may be eligible after any Closing, Buyer shall ensure that, to the extent permitted by law, and except as limited by Buyer's Employment Termination/Severance policy service by such Transferred Employee with Sellers, any Affiliate of Sellers or any prior owner of the Stations shall be deemed to have been service with the Buyer. In addition, Buyer shall ensure that each Transferred Employee receives credit under any welfare benefit plan of Buyer for any deductibles or co-payments paid by such Transferred Employee and his or her dependents for the current plan year under a plan maintained by Sellers or any Affiliate of Sellers to the extent allowable under any such plan. Buyer shall grant credit to each Transferred Employee for all sick leave in accordance with the policies of Buyer applicable generally to its employees after giving effect to service for Sellers, any Affiliate of Sellers or any prior owner of the Stations, as service for Buyer. To the extent taken into account in determining prorations pursuant to Section 2.3 hereof, Buyer shall assume and discharge Sellers' liabilities for the payment of all unused vacation leave accrued by Transferred Employees as of the Closing Date or a Radio Group Closing Date, as the case may be. To the extent any claim with respect to such accrued vacation leave is lodged against Sellers with respect to any Transferred Employee for which Buyer has received a proration credit, Buyer shall, to the extent of such credit, indemnify, defend and hold harmless Sellers from and against any and all losses, directly or indirectly, as a result of, or based upon or arising from the same.

      (e) As soon as practicable following any Closing Date, Buyer shall make available to the Transferred Employees Buyer's 401(k) Plan. To the extent requested by a Transferred Employee, Sellers shall cause to be transferred to Buyer's 401(k) Plan, in cash and in kind, all of the individual account balances of Transferred Employees under the Sellers' Plan, including any outstanding plan participant loan receivables allocated to such accounts.

      (f) Buyer acknowledges and agrees that Buyer's obligations pursuant to this Section 6.10 are in addition to, and not in limitation of, Buyer's obligation to assume the employment contracts included in the Assumed Contracts. Nothing in this Agreement shall be construed to provide employees of Sellers with any rights under this Agreement, and no Person, other than the parties hereto, is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the parties hereto, and the covenants and agreements set forth in this Agreement shall be solely for the benefit of, and shall only be enforceable by, the parties hereto and their respective successors and assigns as permitted hereunder.

      (g) Certain Payments. Subject to the terms of this Section 6.10(g) and
Section 6.10(h), in the event Buyer terminates any of the Transferred Employees during the six (6) calendar month period after the Closing Date or a Radio Group Closing Date, as the case may be (a "Reimbursement Period"), which relates to the Station at which such employee is employed, as applicable, Sellers shall promptly reimburse Buyer for the amount paid by Buyer to such Terminated Employee pursuant to the terms of the Retention Agreements listed on Schedules
6.10 (as in effect on the date hereof) (the "Scheduled Retention Agreements") as follows: (y) the full amount of such payments in an amount, when aggregated with the payments made by the Kansas City Sellers under 6.10(g) of the Kansas City Agreement, that does not to exceed $1,000,000 (the "Initial Employee Cap"); and
(z) 50% of such payments above the Initial Employee Cap in an amount, when aggregated with payments made by the Kansas City Sellers under 6.10(g) of the Kansas City Agreement, that does not to exceed $500,000. The payments made pursuant to this Section 6.10(g) shall not be counted against the Threshold Amount. In no event shall Sellers be obligated to reimburse Buyer (i) for any payments made by Buyer pursuant to the Scheduled Retention Agreements to Transferred Employees terminated after the expiration of a Reimbursement Period, or (ii) for any amount, when aggregated with any payments made by the Kansas City Sellers under 6.10(g) of the Kansas City Agreement, in excess of $1,500,000.

      (h) Notwithstanding any provisions of Section 6.10(g) of the Asset Purchase Agreement to the contrary, Sellers shall have no obligation to reimburse Buyer for any severance amount (whether or not pursuant to the Scheduled Retention Agreements), which obligations shall be the sole obligation of Buyer regardless of when such termination occurs paid to (i) any Transferred Employee who is terminated (a) at the request of a third party who subsequently enters into a memorandum of understanding, letter of intent, or agreement to acquire any of the Stations, or (b) as a result of Buyer entering into a memorandum of understanding, letter of intent, or an agreement to sell, assign, swap, or otherwise dispose of or convey any Station to a third party, and/or
(ii) the employees listed on Schedule 6.10(h), including, but not limited to, any employees of the Kansas City Stations listed thereon.

      (i) For twelve (12) calendar months after the Closing Date or any Radio Group Closing Date, as applicable, (a) none of Sellers or any of their Affiliates shall hire any of the Transferred Employees of any Radio Group for which such Closing has occurred; provided that the provisions of this Section 6.10(i)(a) shall not apply to any Transferred Employee terminated by Buyer; and provided further that this Section 6.10(i)(a) does not apply to any employees (other than the Transferred Employees) hired by the Seller Entities (as defined below) after the Closing Date or any Radio Group Closing Date, as applicable, and (b) other than the Transferred Employees, Buyer shall not hire any employees of Sellers or any Affiliate or parent of Sellers (the "Seller Entities") who are employees, as of the Closing Date or any Radio Group Closing Date, of any of the television broadcast stations owned, operated, or programmed by any of the Seller Entities in any market in which the Stations broadcast ("Sellers' Employees"); provided that the provisions of this Section 6.10(i)(b) do not apply to Sellers' Employees whose employment is terminated by the Seller Entities; and provided further that the provisions of this Section 6.10(i)(b) do not apply to any employees (other than Sellers' Employees) hired by Buyer after the Closing Date or any Radio Group Closing Date, as applicable.

6.11 Lease. Buyer and the Sellers specified in the Lease attached hereto as
Exhibit 1 (the "LEASE") shall execute and deliver the Lease on the Closing Date applicable to the Station to which the Lease applies.

6.12 Public Announcements. Sellers and Buyer shall consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement or the transactions contemplated herein and shall not issue any such press release or make any such public statement without the prior written consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior written consent of the other party, issue such press release or make such public statement as may be required by Law or any listing agreement with a national securities exchange to which Sinclair or Buyer is a party if it has used all reasonable efforts to consult with the other party and to obtain such party's consent but has been unable to do so in a timely manner.

6.13 Disclosure Schedules. Sellers and Buyer acknowledge and agree that Sellers shall not be liable for the failure of the Schedules to be accurate as a result of the operation of the Stations prior to a Closing in accordance with Section 5 of this Agreement. The inclusion of any fact or item on a Schedule referenced by a particular section in this Agreement shall, should the existence of the fact or item or its contents be relevant to any other section, be deemed to be disclosed with respect to such other section whether or not an explicit cross-reference appears in the Schedules if such relevance is readily apparent from examination of such Schedules.

6.14 Bulk Sales Law. Buyer hereby waives compliance by Sellers, in connection with the transactions contemplated hereby, with the provisions of any applicable bulk transfer laws.

6.15  Environmental Site Assessment.

      6.15.1 Within sixty (60) days of the execution of this Agreement, Buyer may obtain Phase I Environmental Assessments at Buyer's expense for any or all of the parcels of the Owned or Leased Real Property set forth on Schedule 6.15 (the "Environmental Assessments"). In the event any Environmental Assessment discloses any conditions contrary to any representations and warranties (determined without regard to any Knowledge qualifier therein) or any potential that such conditions may exist, the Buyer may conduct or have conducted at its expense additional testing to confirm or negate the existence of any such conditions. If any such Environmental Assessment or additional testing reflects the existence of any such conditions at any Owned Real Property or, to the extent caused by any of the Assets, at any of the Leased Real Property, and if, and only if, the cost of remediation, when aggregated with costs or remediation as to the Kansas City Stations, exceeds One Hundred Thousand Dollars ($100,000.00), in the aggregate for all parcels of the Real Property to be conveyed by Sellers hereunder and the Kansas City Sellers pursuant to the Kansas City Agreement shall cause the conditions to be remedied as quickly as possible (and in all events prior to Closing for any Radio Group for which such property is used in the operation of any Station in such Radio Group) such that no conditions contrary to the representations and warranties (determined with regard to any knowledge qualifier contained therein) of this Agreement exist; provided, however, that Sellers shall not be obligated to expend in the aggregate for all parcels of the Real Property of Stations and the Kansas City Stations in excess of Three Million Dollars ($3,000,000.00) to effect such remediation for all Real Property to be conveyed hereunder and under the Kansas City Agreement. In the event that such remedial action(s) does cost in the aggregate in excess of Three Million Dollars ($3,000,000.00), Sellers may elect not to take such remedial action. In such event, Buyer may require Sellers to proceed to the Closing of the Stations or of one or more Radio Groups, as the case may be, and at any such Closing, the purchase price for any of the Stations acquired at such Closing shall be reduced by the estimated cost of remediation for that portion of the Owned Real Property to be acquired at such Closing, not to exceed in the aggregate for all Closings the Unexpended Remediation Amount. Alternatively, Buyer may terminate this Agreement, and Sellers shall have no liability to Buyer as a result of such termination. Such Environmental Assessments shall not relieve Sellers of any obligation with respect to any representation, warranty, or covenant of Sellers in this Agreement or waive any condition to Buyer's obligations under this Agreement. The cost of completing the Environmental Assessments shall be paid by Buyer.

      6.15.2 Nothing in this Section 6.15 shall be deemed to extend the date on which any Closing would otherwise occur under this Agreement.

6.16 Purchase of Advertising Time. After the Closing, Buyer agrees to purchase for cash from Sellers over the five (5) year period subsequent to the Closing Date, Five Million Dollars ($5,000,000) of advertising time on television broadcast stations owned and/or programmed by Sellers or their Affiliates at prevailing rates (taking into account the aggregate amount of the advertising purchase), and Buyer shall use reasonable efforts to purchase such advertising time pro rata over the five (5) year period. In the event that Sellers (and their Affiliates) cease to own and/or program a material percentage of television broadcast stations located in the same designated market areas as radio broadcast stations owned and/or programmed by Buyer (or its Affiliates), Sellers and Buyer shall negotiate in good faith to permit Buyer to expend an appropriate amount of the advertising buy required by this Section 6.16 on television broadcast stations previously owned and/or programmed by Sellers (and its Affiliates), which expenditure on such television stations shall be counted for purposes of Buyer's satisfaction of its obligation to purchase the $5,000,000 aggregate amount of advertising time.

6.17 Adverse Developments. Sellers shall promptly notify Buyer of any unusual or materially adverse developments that occur prior to any Closing with respect to the Assets or the operation of the Stations; provided, however, that Sellers' compliance with the disclosure requirements of this Section 6.17 shall not relieve Sellers of any obligation with respect to any representation, warranty or covenant of Sellers in this Agreement or relieve Buyer of any obligation or duty hereunder, waive any condition to Buyer's obligations under this Agreement, or expand or enhance any right of Buyer hereunder.

6.18 Title Insurance. Within ten (10) days of the date of this Agreement, each Seller shall deliver to Buyer its current title insurance policies. Sellers shall cooperate with Buyer in obtaining the commitment of a title insurance company reasonably satisfactory to Buyer agreeing to issue to Buyer, at standard rates, ALTA [1992] Form extended coverage title insurance policies, insuring Buyer's interest in the Real Property (the "Title Commitment"). The costs of the Title Commitment and the policy to be issued pursuant to the Title Commitment shall be paid by Buyer.

6.19 Surveys. Within sixty (60) days of the date of this Agreement, each Seller of Real Property shall deliver to Buyer, at Buyer's expense, surveys of the Real Property performed by surveyors reasonably acceptable to Buyer sufficient to remove any "survey exception" from the title insurance policies to be issued pursuant to the Title Commitments.

6.20 Pending Transactions. Nothing in this Agreement shall preclude Sellers from completing any pending transactions, including, but not limited to, the acquisition of the Palm Stations and the Phase II Stations in accordance with the terms and conditions thereof.

6.21 Assignment of Contracts for Pending Transactions. In the event the closing for the acquisition by Sellers of the Palm Stations and/or the Phase II Stations has not occurred on or before the Final Closing Date, Sellers shall deliver to Buyer on the Final Closing Date such documentation reasonably requested by Buyer's counsel, allowing for the assignment to Buyer from Sellers of Sellers' rights, duties and obligations under the Phase II Purchase Agreement and the Palm Asset Purchase Agreement.

6.22 Cooperation on Tax Matters. The parties intend to allow for the election by Sellers ("Election") to have the sale of all or a portion of the Assets contemplated by this Agreement become part of a "Tax Deferred Exchange" in accordance with the provisions of Section 1031 of the Internal Revenue Code of 1986 (the "Code"). Buyer covenants and agrees to participate and fully cooperate with Sellers (and any qualified intermediary (as that term is defined in the Code) involved in the Tax Deferred Exchange), in the event of an Election, so long as such participation and cooperation does not have an adverse effect on Buyer. To the extent that any provision in this Section 6.22 or in this Agreement shall be found inconsistent with or in violation of any of the terms of Section 1031 of the Code, such provision shall be null and void, all other provisions of this Agreement shall remain in full force and effect, and the parties shall endeavor to agree upon alternative provisions that affect a "Tax Deferred Exchange" of property in such manner as will comply with Section 1031 of the Code. If no such agreement is reached within a reasonable period, then this Agreement shall be performed without an exchange of properties.

6.23 Reference to Original Agreement. Buyer and Sellers agree that reference shall be made to the Original Agreement and the accompanying Letter Agreement dated August 18, 1999, and the Escrow Agreement dated August 18, 1999, to resolve any ambiguity in this Agreement or any inconsistency between this Agreement and the Kansas City Agreement.

           SECTION 7: CONDITIONS TO OBLIGATIONS OF BUYER AND SELLER

7.1 Conditions to Obligations of Buyer. All obligations of Buyer at the Closing hereunder with respect to the Stations or any Radio Group are subject at Buyer's option to the fulfillment prior to or at the Closing Date or a Radio Group Closing Date of each of the following conditions:

      (a) Representations and Warranties. All representations and warranties of Sellers contained in this Agreement shall be true and complete at and as of the Closing Date as though made at and as of that time, (except for representations and warranties that speak as of a specific date or time which need only be true and complete as of such date or time), except where the failure to be true and complete (determined without regard to any materiality qualifications therein) does not have a Material Adverse Effect.

      (b) Covenants and Conditions. Sellers shall have performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date, except where the failure to have performed and complied (determined without regard to any materiality qualifications therein) does not have a Radio Group Material Adverse Effect.

      (c) FCC Consent. The FCC Consent or a Radio Group FCC Consent shall have been granted, notwithstanding that it may not have yet become a "Final Order," unless any filing is made with the FCC that pertains to or becomes associated with any request for consent to the assignment of any of the FCC Licenses (an "FCC Objection"), in which case, Buyer shall not be obligated to close on a Radio Group which includes such Station to which such FCC Objection is applicable until the FCC Consent shall have become a "Final Order," unless in the reasonable judgment of Buyer's counsel such objection would not reasonably be expected to result in a denial of the FCC Consent, or a Radio Group FCC Consent, as the case may be, or the designation for hearing for the applications for FCC Consent or a Radio Group FCC Consent, as the case may be.

      (d) Hart-Scott-Rodino. All applicable waiting periods under Hart-Scott-Rodino shall have expired or terminated.

      (e) Governmental Authorizations. Sellers shall be the holder of all FCC Licenses (other than the FCC Licenses for the Palm Stations and Phase II Stations if Sellers have not closed on the Palm Stations and the Phase II Stations), and there shall not have been any modification, revocation, or non-renewal of any License that has had a Radio Group Material Adverse Effect. No proceeding shall be pending the effect of which could be to revoke, cancel, fail to renew, suspend, or modify materially and adversely any FCC License.

      (f) Consents. All consents of third parties that are required for the valid and binding assignment from Sellers to Buyer of all Material Contracts marked by an asterisk on Schedules 3.5 and 3.7 with respect to a Radio Group shall have been obtained (or available upon consummation of the Closing) .

      (g) Lease. Seller shall have entered into the lease described on Schedule 7.1(g) and (to the extent required by such lease) shall have obtained a valid and binding assignment of such lease from Sellers to Buyer.

      (h) Deliveries. Sellers shall have made or stand willing to make all the deliveries to Buyer described in Section 8.2.

      (i) Satisfactory Environmental Assessment. To the extent that any Environmental Assessment or additional testing conducting pursuant to Section
6.15 hereof reflects the existence of conditions contrary to any representation or warranty in this Agreement, either (i) Sellers shall have completed the remediation of such conditions in accordance with Section 6.15 hereof, or (ii) Buyer shall have provided notice to Sellers of Buyer's election to proceed to Closing with the proration to the Purchase Price specified in Section 6.15 hereof.

7.2 Conditions to Obligations of Sellers. All obligations of Sellers at the Closing hereunder with respect to the Stations or any Radio Group are subject at Sellers' option to the fulfillment prior to or at the Closing Date of each of the following conditions:

      (a) Representations and Warranties. All representations and warranties of Buyer contained in this Agreement shall be true and complete in all material respects at and as of the Closing Date as though made at and as of that time.

      (b) Covenants and Conditions. Buyer shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

      (c) FCC Consent. The FCC Consent or a Radio Group FCC Consent shall have been granted.

      (d) Hart-Scott-Rodino. All applicable waiting periods under Hart-Scott-Rodino shall have expired or terminated.

      (e) Deliveries. Buyer shall have made or stand willing to make all the deliveries described in Section 8.3.

                  SECTION 8: CLOSING AND CLOSING DELIVERIES

8.1 Closing.

      (a)  Closing Date.

      (i) Except as provided below in this Section 8.1 or as otherwise agreed to by Buyer and Sellers, the Closing hereunder shall be held for all of the Stations on a date specified by Buyer on at least five (5) days written notice that is not earlier than the first business day after or later than ten (10) business days after the date on which all of the conditions to Closing have been satisfied or waived; provided, that the parties acknowledge and agree that there may be multiple Closings hereunder as follows:

            (w) If a Radio Group FCC Consent for any Radio Group is issued prior to the issuance of the FCC Consent, and the Hart-Scott-Rodino waiting period has expired or has been terminated for such Radio Group (whether or not the Hart-Scott-Rodino waiting period has expired or has been terminated in respect of any other Radio Group), Closing on such Radio Group shall be set by Buyer on at least five (5) days' written notice to Sellers, which shall be not earlier than the first business day after such Radio Group FCC Consent is granted and not later than ten (10) business days after the date on which all conditions to such Closing have been satisfied or waived; provided that, in no event, shall a Closing occur for less than an entire Radio Group;

            (x) Notwithstanding 8.1(a)(i)(w) above, Sellers may elect to postpone such Closing for thirty (30) days if, based on advice of Sellers' counsel, there is a reasonable likelihood that the FCC Consent or an additional Radio Group FCC Consent will be received during such period; provided that in the event Sellers elect to postpone any Closing under this Section 8.1(a)(i)(x), the Stations Delay Amount Date and/or the Kansas City Stations Delay Amount Date, as applicable, shall be extended through the Closing Date as postponed by Sellers and no Delay Amount shall accrue during such period with respect to the Stations or Radio Group for which any Closing has been postponed by Seller pursuant to this Section 8.1(a)(i)(x);

            (y) For purposes of this Agreement, if there shall be multiple Closings for the Stations, then the terms "Closing" and "Closing Date" shall only be deemed to refer to the Stations for which the sale by Sellers, and the purchase by Buyers, shall have occurred on such date. If a Closing Date hereunder shall fall on a date that is not a business day, then such Closing Date shall be the next business day.

      (ii) If any event occurs that prevents signal transmission by any of the Stations in the normal and usual manner and Sellers cannot restore the normal and usual transmission before the date on which any Closing as to any Radio Group to which the Station so affected belongs would otherwise occur pursuant to this Section 8.1(a), and this Agreement has not been terminated under Section 9, Sellers shall diligently take such action as reasonably necessary to restore such transmission, and the Closing shall be postponed only with respect to the Radio Group to which the Station so affected belongs until a date within the effective period of the FCC Consent or a Radio Group FCC Consent (as it may be extended pursuant to Section 6.1(c)) to allow Sellers to restore the normal and usual transmission for such Station. If any Closing is postponed pursuant to this paragraph, the date of such Closing shall be ten (10) days after notice by Sellers to Buyer that transmission has been restored. Notwithstanding anything to the contrary in this Agreement, Buyer shall not be obligated to close on any Radio Group which includes any Station the transmission of which is not operating in the normal and usual manner, unless and until the Sellers have restored the transmission of such Station to its normal and usual level.

      (iii) If there is in effect on the date on which any Closing would otherwise occur pursuant to this Section 8.1(a) any judgment, decree or order that would prevent or make unlawful such Closing on that date, such Closing shall be postponed until a date within the effective period of the FCC Consent or the Radio Group FCC Consent, as the case may be (as it may be extended pursuant to Section 6.1(c)), to be agreed upon by Buyer and Sellers, when such judgment, decree, or order no longer prevents or makes unlawful such Closing. If any Closing is postponed pursuant to this paragraph, the date of such Closing shall be mutually agreed to by Seller and Buyer.

      (b) Closing Place. All Closings hereunder shall be held at the offices of Thomas & Libowitz, 100 Light Street, Suite 1100, Baltimore, MD, 21201, or any other place that is mutually agreed upon by Buyer and Sellers.

8.2 Deliveries by Sellers. Prior to or on any Closing Date, Sellers shall deliver to Buyer the following, in form and substance reasonably satisfactory to Buyer and its counsel:

      (a) Conveyancing Documents. Duly executed deeds in form and quality equivalent to the deeds by which Sellers obtained title, bills of sale, motor vehicle titles, assignments, and other transfer documents that are sufficient to vest good and marketable title to the Assets being transferred at such Closing in the name of Buyer, free and clear of all mortgages, liens, restrictions, encumbrances, claims and obligations except for Permitted Encumbrances;

      (b) Officer's Certificate. A certificate, dated as of such Closing Date, executed by an officer of Sellers, certifying: (i) that the representations and warranties of Sellers contained in this Agreement as to the Radio Group for which a Closing is occurring are true and complete as of such Closing Date as though made on and as of that date (except for representations and warranties that speak as of a specific date or time, which need only be true and complete as of such date or time), except to the extent that the failure of such representations and warranties (in each case determined without regard to any materiality qualifications contained therein) shall not have had a Material Adverse Effect, and (ii) that Sellers, as to the Radio Group for which a Closing is occurring, have in all respects performed and complied with all of its obligations, covenants and agreements in this Agreement to be performed and complied with on or prior to such Closing Date, except to the extent that the failure to perform such covenants (in each case determined without regard to any materiality qualifications contained therein) shall not have had a Radio Group Material Adverse Effect.

      (c) Secretary's Certificate. A certificate, dated as of such Closing Date, executed by each of the Seller's Secretary, members, partners or designees, as the case may be: (i) certifying that the resolutions, as attached to such certificate, were duly adopted by such Seller's Board of Directors and shareholders (if required) (or by the general partner in the case of a partnership or by the members in the case of a limited liability company), authorizing and approving the execution of this Agreement and the consummation of the transaction contemplated hereby and that such resolutions remain in full force and effect; and (ii) providing, as attachments thereto, the Articles of Incorporation and Bylaws (or other organizational documents) of such Seller;

      (d) Consents. A manually executed copy of any instrument evidencing receipt of any Consent which has been received by Sellers which relate to the Stations or, in the case of a Radio Group Closing, such Radio Group, the Assets of which are being transferred at such Closing;

      (e) Good Standing Certificates. To the extent available from the applicable jurisdictions and to the extent applicable to the Stations or Radio Group which are the subject of the Closing, certificates as to the formation and/or good standing of each Seller issued by the appropriate governmental authorities in the states of organization and each jurisdiction in which such Sellers are qualified to do business, each such certificate (if available) to be dated a date not more than a reasonable number of days prior to the applicable Closing Date;

      (f) Opinions of Counsel. Opinions of Sellers' counsel and communications counsel dated as of the Closing Date, substantially in the form of Exhibits 2 and 3 hereto;

      (g) Lease. Duly executed copy of the Lease; and

      (h) Other Documents. Such other documents reasonably requested by Buyer or its counsel for complete implementation of this Agreement and consummation of the transaction contemplated hereby, including the assignments referred to in
Section 6.21, if applicable.

8.3 Deliveries by Buyer. Prior to or on any Closing Date, Buyer shall deliver to Sellers the following, in form and substance reasonably satisfactory to Sellers and their counsel:

      (a) Closing Payment. The payment of the Estimated Purchase Price described in Section 2.4(a) for the Stations or Radio Groups as applicable;

      (b) Officer's Certificate. A certificate, dated as of such Closing Date, executed on behalf of an officer of the Buyer, certifying (i) that the representations and warranties of Buyer contained in this Agreement are true and complete in all material respects as of such Closing Date as though made on and as of that date, and (ii) that Buyer has in all material respects performed and complied with all of its obligations, covenants and agreements in this Agreement to be performed and complied with on or prior to such Closing Date;

      (c) Secretary's Certificate. A certificate, dated as of such Closing Date, executed by Buyer's Secretary: (i) certifying that the resolutions, as attached to such certificate, were duly adopted by Buyer's Board of Directors, authorizing and approving the execution of this Agreement and the consummation of the transaction contemplated hereby and that such resolutions remain in full force and effect; and (ii) providing, as an attachment thereto, Buyer's Certificate of Incorporation and Bylaws;

      (d) Assumption Agreements. Appropriate assumption agreements pursuant to which Buyer shall assume and undertake to perform Sellers' obligations and liabilities to the extent provided under this Agreement for the Stations or Radio Group for which a Closing occurs, including (without limitation) under the Licenses and the Assumed Contracts;

      (e) Good Standing Certificates. To the extent available from the applicable jurisdictions, certificates as to the formation and/or good standing of Buyer issued by the appropriate governmental authorities in the state of organization and each jurisdiction in which Buyer is qualified to do business, each such certificate (if available) to be dated a date not more than a reasonable number of days prior to such applicable Closing Date;

      (f) Opinion of Counsel. An opinion of Buyer's counsel dated as of the Closing Date, substantially in the form of Exhibit 4 hereto;

      (g) Lease. Duly executed copy of the Lease; and

      (h) Other Documents. Such other documents reasonably requested by Sellers or their counsel for complete implementation of this Agreement and consummation of the transactions contemplated hereby.

                             SECTION 9: TERMINATION

9.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to Closing by the mutual consent of the parties.

9.2 Termination by Seller. This Agreement may be terminated by Sellers and the sale and transfer of the Stations or any Radio Group for which a Closing has not occurred abandoned, if:

      (a) Sellers are not then in material default hereunder, upon written notice to Buyer if on the date that would otherwise be the Final Closing Date any of the conditions precedent to the obligations of Sellers set forth in Sections 7.2(a), 7.2(b) and 7.2(e) of this Agreement has not been satisfied or waived in writing by Sellers (whether or not occurring as the result of Buyer's material breach of any provision of this Agreement);

      (b) Buyer shall default in the performance of its obligations under this Agreement in any material respect and such default is not cured within thirty
(30) days after notice thereof;

      (c) Sellers are not then in material default hereunder and Final Closing has not occurred within one (1) calendar year from the date hereof and failure of Final Closing to have occurred is due to the failure to receive any regulatory approval required for Final Closing, including, but not limited to, expiration or termination of the Hart-Scott-Rodino waiting period, any FCC Consents (including, without limitation, such facts as are disclosed on Schedule
4.6 hereto), and the failure of such consent, expiration or termination to be granted is the result of facts relating to Buyer or any Affiliate of Buyer; or

      (d) Sellers are not then in material default hereunder if Closing as to the Stations or any Radio Group has not occurred within twenty four (24) months from the date hereof due to the failure to receive any regulatory approval required for Final Closing, including, but not limited to, the expiration or termination of the Hart-Scott-Rodino waiting period of any FCC Consent, and the failure of such consent, expiration, or termination to be granted is the result of facts relating to Sellers.

      (e) Final Closing has not occurred with respect to all of the Stations or any Radio Group within eighteen (18) months from the date hereof, if Sellers are not then in material default hereunder, and such Closing has not occurred for any reason other than as provided in Section 9.2(d).

9.3 Termination by Buyer. This Agreement may be terminated by Buyer and the exchange and transfer of the Stations or any Radio Group for which a Closing has not occurred abandoned, if:

      (a) Buyer is not then in material default, upon written notice to Sellers if on the date that would otherwise be the Final Closing Date any of the conditions precedent to the obligations of Buyer set forth in Sections 7.1(a), 7.1(b), 7.1(e), 7.1(f), 7.1(g), and 7(h) of this Agreement (and only such Sections) has not been satisfied or waived in writing by Buyer (whether or not occurring as the result of Sellers' material breach of any provision of this Agreement);

      (b) Sellers shall have defaulted in the performance of Sellers' obligations under this Agreement, and such default is not cured within thirty
(30) days after notice thereof and such default has had either a Radio Group Material Adverse Effect in the case of a Radio Group Closing or a Material Adverse Effect in the case of a Closing with respect to all of the Stations; or

      (c) Buyer is not then in material default hereunder and Final Closing has not occurred within fifteen (15) months from the date hereof and failure to close is due to the failure to receive any regulatory approval required for Closing, including, but not limited to, expiration or termination of the Hart-Scott-Rodino waiting period and any FCC Consents and the failure to receive such consent is due to facts relating to Sellers or any Affiliate of Sellers.

      (d) Final Closing has not occurred with respect to all of the Stations or any Radio Group within eighteen (18) months from the date hereof, if the terminating party is not then in material default hereunder and such Closing has not occurred for any reason other than as provided in Section 9.2(c).

9.4 Rights on Termination. If this Agreement is terminated by Buyer pursuant to
Section 9.3 as a result of Sellers' material breach of any provision of this Agreement, Buyer shall be entitled to the immediate return of the Allocable Escrow Deposit, and Buyer shall have all rights and remedies available at law or equity, including the remedy of specific performance described in Section 9.6 below. If this Agreement is terminated by Sellers pursuant to Section 9.2, Sellers, as their sole remedy, shall be entitled to receive the Allocable Escrow Deposit, less any amount thereof released in accord with the provisions of this Agreement prior to such termination, together with all interest or other proceeds from the investment thereof, but less any compensation due Escrow Agent, as liquidated damages in full and final settlement of all claims of Sellers under this Agreement, and there shall be no other or further obligations or remedies of Sellers hereunder.

9.5 Liquidated Damages Not a Penalty. With respect to the liquidated damages as described and provided for in Section 9.4 hereof, Sellers and Buyer hereby acknowledge and agree that the damage that may be suffered by Sellers in the event of a default by Buyer hereunder is not readily ascertainable and that such liquidated damages as of the date hereof are a reasonable estimate of such damages and are intended to compensate Sellers for any such damage and are not to be construed as a penalty.

9.6 Specific Performance. The parties recognize that if Sellers breach this Agreement and refuse to perform under the provisions of this Agreement, monetary damages alone would not be adequate to compensate Buyer for its injury. Buyer shall therefore be entitled, in addition to any other remedies that may be available, to obtain specific performance of the terms of this Agreement. If any action is brought by Buyer to enforce this Agreement, Sellers shall waive the defense that there is an adequate remedy at law.

9.7 Attorneys' Fees. In the event of a default by either party that results in a lawsuit or other proceeding for any remedy available under this Agreement, the prevailing party shall be entitled to reimbursement from the other party of its reasonable legal fees and expenses (whether incurred in arbitration, at trial, or on appeal).

9.8 Survival. Notwithstanding the termination of this Agreement pursuant to this
Section 9, the obligations of Buyer and Sellers set forth in Sections 6.2, 6.4, 9, 10 (with respect to all Radio Groups for which any Closing has occurred), and 11 shall survive such termination and the parties hereto shall have any and all rights and remedies to enforce such obligations provided at law or in equity or otherwise (including without limitations, specific performance).

9.9 Limitations of Termination. Any termination of this Agreement pursuant to this Section 9 shall be only in respect of those Stations or Radio Group for which a Closing has not occurred as of the date of such termination.


  SECTION 10: SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION;
                                CERTAIN REMEDIES

10.1 Survival of Representations. All representations and warranties, covenants and agreements of Sellers and Buyer contained in or made pursuant to this Agreement or in any certificate furnished pursuant hereto shall survive the Closing Date for any of the Stations acquired hereunder and shall remain in full force and effect to the following extent: (a) representations and warranties (other than the representations and warranties set forth in Section 3.16) shall survive for a period of twelve (12) months after the Closing Date for such Station or Radio Group, (b) except as otherwise provided herein, the covenants and agreements which, by their terms, survive the Closing for such Station or Radio Group shall continue in full force and effect until fully discharged (but not beyond the expiration of twelve (12) months after the Closing Date for such Station or Radio Group), and (c) any representation, warranty, covenant or agreement that is the subject of a claim which is asserted in a reasonably detailed writing prior to the expiration of the survival period set forth in this Section 10.1 shall survive with respect to such claim or dispute until the final resolution thereof; provided that notwithstanding the foregoing, representations and warranties set forth in Section 3.16 and the covenant in
Section 6.15 shall survive for the lesser of eighteen (18) months after the Closing Date for any Radio Group to which such representations and warranties relate, and (ii) the expiration of the applicable statute of limitations, but, in no event, shall the survival period in this proviso be less than one (1) year after the Closing Date for any Radio Group to which such representations and warranties relate; provided further that the covenants and agreements set forth in Section 6.4 Confidentiality, Section 6.5 Cooperation, Section 6.9 Books and Records, Section 11.1 Fees and Expenses, Section 11.2 Notices, and Section 11.3 Benefit and Binding Effect shall survive any applicable Closing for the period provided therein or, if no period is specified, in perpetuity; and provided finally that anything to the contrary in this Section 10.1 notwithstanding any claim for indemnification under Section 10 hereof which is asserted in a reasonably detailed writing prior to the expiration of the survival periods provided in this Section 10.1 shall survive with respect to such claim or dispute until final resolution thereof.

10.2 Indemnification by Seller. After the Closing or a Radio Group Closing, as applicable, but subject to Sections 10.1 and 10.5, with respect to those Stations for which a Closing has occurred, Sellers hereby agree to indemnify and hold Buyer harmless against and with respect to, and shall reimburse Buyer for:

      (a) Any and all losses, liabilities, or damages arising out of or resulting from any untrue representation, breach of warranty, or nonfulfillment of any covenant by Sellers contained in this Agreement or in any certificate, document, or instrument delivered to Buyer under this Agreement;

      (b) Any and all obligations of Sellers not assumed by Buyer pursuant to this Agreement, including any liabilities arising at any time under any Contract not included in the Assumed Contracts;

      (c) Any loss, liability, obligation, or cost arising out of or resulting from the failure of the parties to comply with the provisions of any bulk sales law applicable to the transfer of the Assets;

      (d) Any and all obligations, losses, liabilities, or damages arising out of or resulting from the operation or ownership of the Stations prior to the Closing (except any losses, liabilities or damages for which Buyer has received a proration in its favor or a reduction in Purchase Price under Section 6.15), including any liabilities arising under the Licenses or the Assumed Contracts to the extent that they relate to events occurring prior to the Closing Date;

      (e) Any and all out-of-pocket costs and expenses, including reasonable legal fees and expenses, incident to any action, suit, proceeding, claim, demand, assessment, or judgment incident to the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity; and

      (f) Any and all loss, liabilities or damages arising out of or resulting from the loss or revocation of any of the FCC Licenses as a result of actions taken by the FCC (or, to the extent applicable, by any reviewing court) solely in connection with the specific applications relating to the Stations and listed on Schedule 10.2.

10.3 Indemnification by Buyer. Notwithstanding any Closing, but subject to
Section 10.5, Buyer hereby agrees to indemnify and hold Sellers harmless against and with respect to, and shall reimburse Sellers for:

      (a) Any and all losses, liabilities, or damages arising out of or resulting from any untrue representation, breach of warranty, or nonfulfillment of any covenant by Buyer contained in this Agreement or in any certificate, document, or instrument delivered to Sellers under this Agreement;

      (b) Any and all obligations of Sellers assumed by Buyer pursuant to this Agreement;

      (c) Any and all obligations, losses, liabilities, or damages arising out of or resulting from the operation or ownership of the Stations after the Closing (including, without limitation, any obligations of Sinclair, SCI, or any Affiliate thereof pursuant to any agreements by which the obligations of any of the Stations have been guaranteed), except any losses, liabilities or damages for which Sellers have received a proration in their favor; and

      (d) Any and all out-of-pocket costs and expenses, including reasonable legal fees and expenses, incident to any action, suit, proceeding, claim, demand, assessment, or judgment incident to the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

10.4 Procedure for Indemnification. The procedure for indemnification shall be as follows:

      (a) The party claiming indemnification (the "CLAIMANT") shall promptly give notice to the party from which indemnification is claimed (the "INDEMNIFYING PARTY") of any claim, whether between the parties or brought by a third party, specifying in reasonable detail the factual basis for the claim. If the claim relates to an action, suit, or proceeding filed by a third party against Claimant, such notice shall be given by Claimant within five business days after written notice of such action, suit, or proceeding was given to Claimant.

      (b) With respect to claims solely between the parties, following receipt of notice from the Claimant of a claim, the Indemnifying Party shall have thirty days to make such investigation of the claim as the Indemnifying Party deems necessary or desirable. For the purposes of such investigation, the Claimant agrees to make available to the Indemnifying Party and its authorized representatives the information relied upon by the Claimant to substantiate the claim. If the Claimant and the Indemnifying Party agree at or prior to the expiration of the thirty-day period (or any mutually agreed upon extension thereof) to the validity and amount of such claim, the Indemnifying Party shall immediately pay to the Claimant the full amount of the claim. If the Claimant and the Indemnifying Party do not agree within the thirty-day period (or any mutually agreed upon extension thereof), the Claimant may seek appropriate remedy at law or equity.

      (c) With respect to any claim by a third party as to which the Claimant is entitled to indemnification under this Agreement, the Indemnifying Party shall have the right at its own expense, to participate in or assume control of the defense of such claim, and the Claimant shall cooperate fully with the Indemnifying Party, subject to reimbursement for actual out-of-pocket expenses incurred by the Claimant as the result of a request by the Indemnifying Party, provided, however, that Indemnifier may not assume control of the defense unless it affirms in writing its obligation to indemnify Claimant for any damages incurred by Claimant with respect to such third-party claim. If the Indemnifying Party elects to assume control of the defense of any third-party claim, the Claimant shall have the right to participate in the defense of such claim at its own expense. If the Indemnifying Party does not elect to assume control or otherwise participate in the defense of any third-party claim, it shall be bound by the results obtained in good faith by the Claimant with respect to such claim.

      (d) If a claim, whether between the parties or by a third party, requires immediate action, the parties will make every effort to reach a decision with respect thereto as expeditiously as possible.

      (e) The indemnification rights provided in Section 10.2 and Section 10.3 shall extend to the members, partners, shareholders, officers, directors, employees, representatives and affiliated entities of any Claimant although for the purpose of the procedures set forth in this Section 10.4, any indemnification claims by such parties shall be made by and through the Claimant.

10.5 Certain Limitations.

      (a) Notwithstanding anything in this Agreement to the contrary, neither party shall indemnify or otherwise be liable to the other party with respect to any claim for any breach of a representation or warranty, or for the breach of any covenant contained in this Agreement, unless notice of the claim is given within the relevant survival period specified in Section 10.1.

      (b) Notwithstanding anything in this Agreement to the contrary, but except as otherwise provided in this subsection (b) and Schedule 10.5, Sellers shall not be liable to Buyer in respect of any indemnification hereunder except to the extent that (i) the aggregate amount of losses of Buyer, when aggregated with the amount of losses with respect to the Kansas City Stations pursuant to the Kansas City Agreement, if any, exceeds One Million Dollars ($1,000,000) (the

"Threshold Amount") (and then only to the extent such losses, when aggregated with the amount of losses with respect to the Kansas City Stations pursuant to the Kansas City Agreement, if any, exceed the excess of Five Hundred Thousand Dollars ($500,000)) over an amount (not in excess of $100,000) which Sellers are not required to expend in environmental remediation as a result of the Environmental Threshold Amount (such excess being the "Excess Amount"), and (ii) the aggregate amount of losses of Buyer, when aggregated with the amount of losses with respect to the Kansas City Stations pursuant to the Kansas City Agreement, if any, is less than the excess of Fifty Million Dollars) ($50,000,000) over any amounts expended by Buyer pursuant to Section 6.15 (as aggregated with the Kansas City Stations as set forth therein), or with respect to which Buyer receives a proration in its favor under Section 6.15 (such excess being the "Indemnity Cap"); provided, the foregoing shall not be applicable to any amounts owed in connection with the Purchase Price or the proration adjustment thereof. In determining whether Sellers shall be obligated to indemnify Buyer under this Section 10, once the Threshold Amount has been satisfied, each representation and warranty and each covenant contained in this Agreement for which indemnity may be sought hereunder shall be read solely for purposes of determining whether a breach of such representation, warranty or covenant has occurred without regard to materiality (including Material Adverse Effect) qualifications that may be contained therein.

      (c) Notwithstanding any other provision of this Agreement to the contrary, in no event shall a party be entitled to indemnification for such party's consequential or punitive damages, regardless of the theory of recovery. Each party hereto agrees to use reasonable efforts to mitigate any losses which form the basis for any claim for indemnification hereunder.

                            SECTION 11: MISCELLANEOUS

11.1 Fees and Expenses.

      (a) Buyer and Sellers shall each pay one-half of (i) any fees charged by the FCC in connection with obtaining the FCC Consent, and (ii) any filing fees incurred in connection with any Hart-Scott-Rodino Filings.

      (b) Buyer and Sellers shall each pay one-half (1/2) of any filing fees, transfer taxes, document stamps, or other charges levied by any governmental entity (other than income Taxes, which shall be the responsibility of Sellers) on account of the transfer of the Assets from Sellers to Buyer.

      (c) Except as otherwise provided in this Agreement, each party shall pay its own expenses incurred in connection with the authorization, preparation, execution and performance of this Agreement, including all fees and expenses of counsel, accountants, agents and representatives, and each party shall be responsible for all fees or commissions payable to any finder, broker, advisor, or similar Person retained by or on behalf of such party.

11.2 Notices. All notices, demands and requests required or permitted to be given under the provisions of this Agreement shall be (a) in writing, (b) sent by telecopy (with receipt personally confirmed by telephone), delivered by personal delivery, or sent by commercial delivery service or certified mail, return receipt requested, (c) deemed to have been given on the date telecopied with receipt confirmed, the date of personal delivery, or the date set forth in the records of the delivery service or on the return receipt, and (d) addressed as follows:

                                          To Buyer:
                                          ---------
                                          Entercom Communications Corp.
                                          401 City Avenue, Suite 409
                                          Bala Cynwyd, Pennsylvania 19004
                                          Attn:  David J. Field
                                          Telecopy:   (610) 660-5620
                                          Telephone:  (610) 660-5610

            with a copy                   Latham & Watkins
            (which shall                  1001 Pennsylvania Avenue, Suite 1300
            not constitute                Washington, D.C. 20004-2505
                                          Attn:  Joseph Sullivan, Esquire
            notice) to:                   Telecopy:   (202) 637-2201
                                          Telephone:  (202) 637-2200

                                          To Sellers:
                                          -----------
                                          c/o Sinclair Broadcast Group, Inc.
                                          10706 Beaver Dam Road
                                          Cockeysville, MD  21030
                                          Attn:  President
                                          Telecopy:   (410) 568-1533
                                          Telephone: (410) 568-1506

            with a copy                   Sinclair Communications, Inc.
            (which shall                  10706 Beaver Dam Road
            not constitute                Cockeysville, MD  21030
            notice) to:                   Attn:  General Counsel
                                          Telecopy:   (410) 568-1537
                                          Telephone: (410) 568-1522

            with a copy                   Steven A. Thomas, Esquire
            (which shall                  Thomas & Libowitz, P.A.
            not constitute                100 Light Street, Suite 1100
            notice) to:                   Baltimore, MD 21202-1053
                                          Telecopy:   (410) 752-2046
                                          Telephone:  (410) 752-2468

or to any other or additional persons and addresses as the parties may from time to time designate in a writing delivered in accordance with this Section 11.2.

11.3 Benefit and Binding Effect.

      (a) Buyer shall have the right to assign all or any portion of its rights under this

Agreement to (i) any entity under common control with Buyer, (ii) a Qualified Intermediary under Section 1031 of the Code, or (iii) any lender or any agent for such lender(s) for collateral purposes only; provided, that no such assignment shall relieve Buyer of its obligations hereunder. Sellers may assign, combine, merge, or consolidate among themselves and any Affiliate of Sellers so long as Sellers or their successors and assigns are bound by the terms and conditions of this Agreement in all respects as if such successors and assigns were original parties hereto, and such assignment, combination, merger, or consolidation does not have an adverse affect on Buyer. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No Person, other than the parties hereto, is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the parties hereto, and the covenants and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto or their respective successors and assigns as permitted hereunder. Other than as expressly set forth in this
Section 11.3(a), no party may assign or transfer all or any portion of its rights under this Agreement without the prior written consent of the parties hereto.

      (b) Sellers acknowledge and agree that at any Closing, Buyer may require that Sellers transfer the Assets and liabilities of any Station to a third party designated in writing by Buyer (a "DESIGNEE") at least ten (10) days prior to the Closing; provided, however, that (a) such Designee shall on or prior to the Closing Date assume all assumed liabilities with respect to the particular Station so transferred; (b) an FCC Order shall have been issued on or prior to the Closing Date authorizing such transfer; (c) the transfer to such Designee would not violate any laws, (d) the transfer to such Designee would not delay in any respect the date for the Closing as required by the terms of this Agreement;
(e) such transfer to a Designee shall not relieve Buyer from any of its obligations hereunder; (f) there shall be no assignment or transfer (actual or implied) of this Agreement to the Designee; (g) Sellers shall have no liabilities to any such Designee under this Agreement or otherwise; and (h) such Designee shall deliver to the Sellers a written certificate, pursuant to which the Designee acknowledges and agrees for the benefit of Sellers to the terms and conditions of the designation as described herein. The parties shall cooperate in all reasonable respects in making any modifications to the closing documents and deliveries that may be necessary or appropriate in connection with the transfer of Assets and liabilities of any Station to any Designee pursuant to this Section 11.3(b).

11.4 Further Assurances. The parties shall take any actions and execute any other documents that may be necessary or desirable to the implementation and consummation of this Agreement.

11.5 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MARYLAND (WITHOUT REGARD TO THE CHOICE OF LAW PROVISIONS THEREOF). IN ADDITION, EACH OF THE PARTIES HERETO SUBMITS TO LOCAL JURISDICTION IN THE STATE OF MARYLAND AND AGREES THAT ANY ACTION BY ANY PARTY HEREUNDER SHALL BE INSTITUTED IN THE STATE OF MARYLAND.

11.6 Entire Agreement. This Agreement, the Schedules hereto, and all documents, certificates and other documents to be delivered by the parties pursuant hereto, collectively, represent the entire understanding and agreement between Buyer and Sellers with respect to the subject matter of this Agreement. This Agreement supersedes all prior negotiations between the parties and cannot be amended, supplemented, or changed except by an agreement in writing duly executed by each of the parties hereto and by Sinclair.

11.7 Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement, or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 11.7.

11.8 Headings. The headings of the sections and subsections contained in this Agreement are inserted for convenience only and do not form a part or affect the meaning, construction or scope thereof.

11.9 Counterparts. This Agreement may be signed in two or more counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

                      [SIGNATURES BEGIN ON FOLLOWING PAGE]

IN WITNESS WHEREOF, this Amended and Restated Asset Purchase Agreement has been executed by the duly authorized officers of Buyer and Sellers as of the date first written above.

Buyer:                              Sellers:
Entercom Communications Corp.
______________________________      SINCLAIR COMMUNICATIONS, INC.

By: /s/ John C. Donlevie            By  /s/ David B. Amy
   ________________________           ____________________________
   Name: John C. Donlevie              Name: David B. Amy
   Title: Executive Vice               Title: Secretary
          President

                                    WCGV, INC.

                                    By: /s/ David B. Amy
                                       ____________________________
                                       Name: David B. Amy
                                       Title: Secretary


                                    SINCLAIR RADIO OF MILWAUKEE
                                    LICENSEE, LLC

                                    By: /s/ David B. Amy
                                       ____________________________
                                       Name: David B. Amy
                                       Title: Secretary

                                    SINCLAIR RADIO OF NEW ORLEANS, LLC

                                    By: /s/ David B. Amy
                                       ____________________________
                                       Name: David B. Amy
                                       Title: Secretary

                                    SINCLAIR RADIO OF NEW ORLEANS
                                    LICENSEE, LLC

                                    By: /s/ David B. Amy
                                       ____________________________
                                       Name: David B. Amy
                                       Title: Secretary

                                    SINCLAIR RADIO OF MEMPHIS, INC.

                                    By: /s/ David B. Amy
                                       ____________________________
                                       Name: David B. Amy
                                       Title: Secretary

                                    SINCLAIR RADIO OF MEMPHIS
                                    LICENSEE, INC.

                                    By: /s/ David B. Amy
                                       __________________________
                                       Name: David B. Amy
                                       Title: Secretary

                                    SINCLAIR PROPERTIES, LLC

                                    By: /s/ David B. Amy
                                       ____________________________
                                       Name: David B. Amy
                                       Title: Secretary

                                    SINCLAIR RADIO OF NORFOLK/
                                    GREENSBORO LICENSEE L.P.

                                    By: /s/ David B. Amy
                                       ____________________________
                                       Name: David B. Amy
                                       Title: Secretary

                                    SINCLAIR RADIO OF NORFOLK
                                    LICENSEE, LLC

                                    By: /s/ David B. Amy
                                       ____________________________
                                       Name: David B. Amy
                                       Title: Secretary

                                    SINCLAIR RADIO OF BUFFALO, INC.

                                    By: /s/ David B. Amy
                                       ____________________________
                                       Name: David B. Amy
                                       Title: Secretary


                                    SINCLAIR RADIO OF BUFFALO
                                    LICENSEE, LLC

                                    By: /s/ David B. Amy
                                       ____________________________
                                       Name: David B. Amy
                                       Title: Secretary


                                    WLFL, INC.

                                    By: /s/ David B. Amy
                                       ____________________________
                                       Name: David B. Amy
                                       Title: Secretary

                                    SINCLAIR RADIO OF GREENVILLE
                                    LICENSEE, INC.

                                    By: /s/ David B. Amy
                                       ____________________________
                                       Name: David B. Amy
                                       Title: Secretary


                                    SINCLAIR RADIO OF WILKES-BARRE, INC.

                                    By: /s/ David B. Amy
                                       ____________________________
                                       Name: David B. Amy
                                       Title: Secretary

                                    SINCLAIR RADIO OF WILKES-BARRE
                                    LICENSEE, LLC

                                    By: /s/ David B. Amy
                                       ____________________________
                                       Name: David B. Amy
                                       Title: Secretary

                                   Exhibit 1
                                LEASE AGREEMENT

      THIS LEASE AGREEMENT ("Lease"), made this ____ day of ______, 1999 by and between WCGV, Inc, a Maryland Corporation ("Lessor"), and _____________________, a ____________________ corporation ("Lessee").

                              W I T N E S S E T H:

      WHEREAS, Lessor operates a broadcast tower ("Tower"), together with a building ("Building"), fence, and other improvements on a certain tract of real estate located at 4200 North Humboldt Avenue, Milwaukee, Wisconsin, as more fully described in Exhibit A attached hereto (hereinafter referred to as the "Antenna Site"), and desires to lease space on the Tower and in the Building at the Antenna Site for the purpose of Lessee's radio broadcast communications equipment; and

      WHEREAS, Lessor wishes to lease space to Lessee therefor.

      NOW, THEREFORE, IN CONSIDERATION OF the foregoing and the mutual covenants herein contained, the parties hereto agree as follows:

      1.    LEASE COMMENCEMENT.

            1.01. COMMENCEMENT OF TERM. The terms of this Lease shall commence, and payment of rent and other performances in accordance with the terms of this Lease shall commence on the date hereof.

            1.02. EXHIBITS. All Exhibits referred to in this Lease are incorporated herein by reference.

      2.    DESCRIPTION OF THE LEASEHOLD.

            2.01. LEASED PREMISES. Lessor hereby leases to Lessee, and Lessee leases from Lessor, with a right of access thereto and parking therefor in accordance with Section 9:

                  (a) Space on the Tower for the purposes of the operation and maintenance of Lessee's equipment as follows:

                        To support Lessee's antennas as described in Exhibit
B. The primary antenna is mounted so that its center of radiation is approximately 895 feet above ground as listed in Exhibit B. Each antenna is supplied energy through a coaxial feed line;

                  (b) Space in the Building ("Lessee's Space") sufficient for the purpose of Lessee's equipment as listed in Exhibit B. Lessee's Space to be located in the Building at the Antenna Site as shown on Exhibit C and marked as WXSS Transmitter Room. Except as otherwise provided for herein below as "Lessee's Property", all tenant improvements, including all fixtures and trade fixtures shall become the property of the Lessor, and shall remain with the "Leased Premises", as defined below, after the Lessee vacates same.

            (c) The Lessee's antenna, transmission line, and other equipment as listed in Exhibit B and C, together with any replacements thereof and modifications and additions thereto which are permitted hereunder, shall be and remain Lessee's Property, and are hereinafter referred to as "Lessee's Property". Lessee will be solely responsible for the maintenance of Lessee's Property, including all expenses associated with such repair.

      All of the property (including space on the Tower and space in the Building at the Antenna Site for Lessee's Space) leased under this Paragraph 2 shall hereinafter be called the "Leased Premises".

      Lessee, upon prior written request to Lessor, shall have reasonable right of access to its space on the Tower and in the Building at all times in emergency situations and whenever reasonably necessary for equipment maintenance and repair. Lessee shall have rights of access at any time to all other portions of the Leased Premises, including Lessee's Space in the Building, for equipment operations, maintenance, inspection, repair or remodeling, or other engineering purposes.

      3.    PERMITTED USES.

            3.01. BY LESSEE.

                  (a) Subject to all appropriate government approvals, including the Federal Communications Commission ("FCC"), the Leased Premises may be used only for radio transmitting and receiving. Such operations, shall be conducted in accordance with the standards imposed by the FCC and any other governmental body with authority over such transmission and operations.

                  (b) Except as expressly permitted by this Lease and unless prior written approval of Lessor has been given, Lessee shall not construct or make any improvements or install any equipment on the Tower. Lessee may install, repair and maintain equipment as it deems necessary to its operations within Lessee's space at its sole discretion. Lessee's Tower and Building space, interior and exterior equipment, and all other improvements shall be maintained in an orderly and professional manner.

            3.02. BY LESSOR.

                  (a) Subject to the rights elsewhere granted to Lessee in this Lease and with prior notice to Lessee and no loss of service or interruption (beyond a temporary, non-recurring and de minimis amount), Lessor reserves the right to use the Tower, at its own expense, as it sees fit and to fasten additional equipment to the tower for any purpose, including the right to install transmitting and/or receiving antennas of others; provided that Lessor shall use reasonable efforts to restrict any loss of Lessee's service or interruption pursuant to this Section 3.02(a) to the hours of 1:00 a.m. to 5:00 a.m.

          (b) Subject to the rights elsewhere granted to Lessee in this Lease, Lessor shall have the right to use for itself or lease to others the remainder of the Antenna Site, space on the Tower or in the Building constructed by Lessor for any purpose, including, but not limited to, any kind of broadcasting or communication, simultaneous transmissions on AM, FM, SSB, VHF, UHF, and/or microwave frequencies, and all rental revenues received therefrom shall belong exclusively to Lessor. Prior to permitting the fastening of a material amount of additional equipment, Lessor shall cause a structural analysis of the tower to be conducted by a reputable mechanical consultant chosen by Lessor in order to ensure that any such additions conform to recognized engineering standards.

          Except as expressly provided for herein, Lessor shall have no liability for any action or omission taken in exercise of its rights hereunder upon reasonable reliance on recommendation of its engineering personnel.

          Subject to the terms of this Lease, Lessor also reserves the right to erect one (1) or more towers on the Tower Site.

     4.   TERM.

          4.01. TERM. This Lease shall have an initial term of ten (10) years from the Commencement Date established in Paragraph 1.01 hereof. Lessee shall have the option to extend this lease for two (2) additional five (5) year terms by giving written notice of its intention to do so at least six (6) months prior to the end of the current term.

     5.   RENT.

          5.01. RENTAL. The Lessee shall pay rent of Thirty-Seven Thousand Eight Hundred dollars ($37,800) per year plus any applicable to rent payments, payable in equal and successive monthly installments in advance of Three Thousand One Hundred Fifty dollars ($3,150), beginning with the Commencement Date and continuing thereafter on the first day of each month during the term of this Lease, such rental payments to be made without any setoff or deduction whatsoever.

     Upon the commencement of the first extended term provided for in paragraph
4.01 hereof, and annually upon each anniversary thereafter, the rent stated herein shall be increased by a fraction equal to the greater of three percent (3%) of the previous year's rent or the change in the Consumer Price Index -- All Items for the United

States ("Index") published by the United States Department of Labor, Bureau of Labor Statistics for the most recent calendar year; provided, in no event shall the rent decrease on any such anniversary date. If the method of calculating the Index is changed hereafter, the Index shall be converted in accordance with the conversion factor published by the United States Department of Labor, Bureau of Labor Statistics. If the Index is discontinued or revised during the term of this Lease such other governmental index or computation with which it is replaced (or a comparable private index if no governmental index exists) shall be selected by Lessor and used in order to obtain substantially the same result as would be obtained if the Index had not been discontinued or revised.

            5.02. PAYMENT OF RENTALS. Unless otherwise specified herein, monetary rentals to be paid hereunder shall be paid monthly in lawful money of the United States of America and shall be paid in advance on the first day of each month during the term of this Lease by the Lessee by mailing payment to the Lessor c/o Sinclair Broadcast Group, Inc., 10706 Beaver Dam Road Cockeysville, MD 21030, attn: Business Manager, or to such other person or address as Lessor may in writing direct.

            5.03. ELECTRICITY AND OTHER UTILITIES. In addition to the payments prescribed under Section 5.01 of this Lease, Lessee shall pay for its own telephone lines and service, electrical service (including electrical service to the Tower used by Lessee as measured by a separate electrical meter at Lessee's expense). Lessor shall pay for the electrical service to the Tower for the Tower lighting.

      6.    AUTHORITY.

            6.01. QUIET ENJOYMENT. Lessor represents and warrants that it has the full power and authority to enter into this Lease, and covenants and agrees that Lessee, upon paying the rents described herein and observing and keeping the covenants, agreements, and stipulations of this Lease on Lessee's part to be observed and kept, shall lawfully, peaceably, and quietly hold, occupy, and enjoy the Leased Premises, and all other rights and privileges granted herein, without hindrance, eviction, or molestation by Lessor or any party claiming by or through Lessor.

            6.02. LESSEE's APPROVAL. Lessee represents and warrants that it has the full power and authority to enter into and perform this Lease. Any and all necessary corporate resolutions, encumbrance certificates, etc., shall be supplied by Lessee upon the request of Lessor.

      7.    PERMITS.

            7.01. PERMITS. Lessor to obtain all necessary licenses or permits in connection with the Tower and Building except that Lessee shall obtain, at its own expense, any and all necessary licenses or permits from such governmental authorities as shall have jurisdiction in connection with the (b) the operations, installation, repair, alteration, or replacement of Lessee's equipment (including, without limitation, Lessee's antenna and transmission and/or receiving equipment); or (c) with any of Lessee's activities thereon or contemplated by this Lease. At Lessor's request, Lessee shall furnish Lessor, with copies of same, and shall abide by the terms and provisions of such licenses and permits. If for any reason, any governmental authority should fail to issue, extend, or renew a license or permit to Lessee to begin or continue use of the Tower for radio broadcast purposes, or should prohibit the use of the Tower for such purposes so that the purpose of this Lease is substantially frustrated, then, and in that event, at Lessee's option this Lease shall terminate. At Lessee's option this Lease shall terminate in its entirety if Lessee is unable to use the Tower due to failure to acquire, or loss of, such license or permit. In the event of termination of this Lease in its entirety due to such failure to acquire, or loss of, such license or permit, if such failure or loss has occurred through no negligence or willful misconduct on the part of Lessee, then Lessee shall be relieved of any further obligations to make rental payments for any period after the date of termination of this Lease, and (subject to offset or withholding by Lessor to cover any unpaid additional rent or other authorized charges which may be owed through the date of termination) Lessee shall be entitled to a refund of any advance rentals which it has paid out in proportion to the period of the Lease through such date of termination. In the event that Lessee's failure to acquire, or loss of, its license or permit is due to any negligence or willful misconduct on the part of Lessee, then Lessee shall be entitled to no refund of rental payments previously made, but shall be relieved of any further obligations to make Lease payments or to perform any of its other rental obligations for any period after six (6) months from the date of such termination.

     8. MAINTENANCE OF LEASED PREMISES AND LESSEE'S PROPERTY.

        8.01. DURING TERM OF LEASE.

              (a) Lessee, at its own cost and expense, shall maintain and repair Lessee's Property, including specifically its antenna, related equipment, transmission lines, transmitters, and other equipment. Lessor shall perform the same tasks with respect to Lessor's Tower and Building. All such maintenance shall be conducted by the parties in accordance with good engineering standards and in conformity with the requirements of the FCC or any other body having jurisdiction over the Lessee and its property, including, without limitation, any rules, regulations, or guidelines of the FCC implementing the National Environmental Policy Act of 1969 pertaining to electromagnetic or radio frequency radiation. Each of Lessor and Lessee shall take all reasonable precautions to avoid interference or hindrance to and with the operations of the other party hereto. In this regard, each party hereto agrees to eliminate without cost to the other party hereto, any interference or hindrance to such other party's operation. Maintenance and repair of Lessee's Property shall be performed only by a reputable contractor and in accordance with the provisions of subsections (d), (e), and (f) hereof.

              (b) Lessor retains the right to inspect the property and equipment of Lessee during normal business hours upon reasonable notice to Lessee, except that, in the event of an emergency, as determined by Lessor, Lessor may enter at any time, giving notice of such emergency to Lessee as soon as is practical. In the event that Lessor reasonably determines that Lessee has not maintained Lessee's Property and equipment in good order and repair according to industry standards, and that such repairs are necessary for the safety of the Tower, the Building, and Antenna Site, or the prevention of interference with Lessor or any other user of the Tower or any other broadcaster, Lessor may, at its option, make such emergency repairs to the property as it deems reasonably necessary, and any amount expended by Lessor therefor shall be reimbursed to it by Lessee immediately upon presentation of a statement and shall be deemed additional rent. Lessor shall not be liable for inconvenience, disturbance, loss of business, or other damage to Lessee by reason of repairing the property and equipment of Lessee which Lessee has failed to properly maintain.


              (c) With respect to the non-emergency repairs which Lessor, in its reasonable discretion, determines that Lessee should make to maintain Lessee's Property and equipment in good order, and that such repairs are necessary for the safety of the Tower, the Building, and Antenna Site, or the prevention of interference with Lessor, in violation of the terms of this Agreement, Lessor shall so notify Lessee in writing, specifying the maintenance and repairs required to be performed by Lessee. In the event that, within ten(10) business days following such written notice (or such longer period as may be reasonably necessary taking into account all facts and circumstances), Lessee shall not have performed such maintenance and repairs, Lessor may, at its sole option, make such repairs as it deems reasonably necessary, and any amount expended by Lessor therefor shall be deemed additional rent. Lessor shall not be liable for inconvenience, disturbance, loss of business, or other damage to Lessee by reason of repairing the property and equipment of Lessee which Lessee has failed to properly maintain.

              (d) No work (including electrical work), except for emergency repairs that Lessee shall perform to return to or maintain the station on air in the event of a failure, will be performed by the Lessee in connection with the installation, alteration, maintenance, repair, or removal of any of Lessee's transmission lines, antenna, and other equipment on the Tower unless the Lessee submits to Lessor a copy of the proposed contract and also detailed plans and specifications of the work to be done, and both the contract and the plans and specifications have been approved in writing by Lessor not to be unreasonably withheld, delayed or conditioned. Lessee, upon demand therefor by Lessor, agrees to pay Lessor as additional rent all amounts reasonably expended by Lessor in connection with review of any such contract, plans, and specifications.

              (e) For any work to be performed by or on behalf of Lessee in connection with the installation, alteration, maintenance, repair, or removal of any equipment on the Tower (including any ascension of the Tower), the Lessee's Space, or in or about the Antenna Site, Lessee may only employ a contractor who has been approved in writing and in advance by Lessor. Lessor agrees that it will not unreasonably withhold its approval of any contractor who has the requisite experience and industry standard insurance coverage and who will, at the sole option of Lessor, provide a bond to cover any work which it has been retained to perform. Lessor agrees to consult on call in any emergency situation and immediately give its approval or disapproval.

     (f)  All work by or on behalf of the Lessee or Lessor shall be carried out
(i) in a good and workmanlike manner; (ii) in accordance with established engineering standards and public ordinances, rules, and regulations applicable to such work, including, without limitation, any rules, regulations, or guidelines of the FCC implementing the National Environmental Policy Act of 1969, pertaining to electromagnetic or radio frequency radiation; (iii) in accordance with plans and specifications, including mechanical and electrical drawings, which have been submitted to and approved in writing and in advance by Lessor; and (iv) in accordance with Lessor's security procedures with respect to protection of the Antenna Site.

     (g) Notwithstanding the receipt of the approvals by Lessor as required in this paragraph, Lessee shall not be relieved of its responsibilities and liabilities for interference or otherwise as herein provided, nor shall said approval be deemed a waiver of any other rights of Lessor under this Lease.

     (h) In the event that any notice of lien or lien shall be filed against any part of the Antenna Site for work claimed to have been done or materials claimed to have been furnished to Lessee, the same shall be dismissed, withdrawn, discharged or bonded (to Lessor's reasonable satisfaction) by Lessee within thirty (30) days thereafter at Lessee's expense; and if Lessee shall fail to take such action as shall cause such lien to be discharged within thirty (30) days, Lessor may, at its option, discharge the same by deposit or by bonding proceedings. Lessor may require the lienor to prosecute the appropriate action to enforce the lienor's claim. In such case, Lessor shall give immediate notice to Lessee of such pending action or proceeding so that Lessee may have an opportunity to legally contest or defend the action or proceeding. If, after such notice to Lessee, a judgment is recovered on the claim, Lessor at its sole option, may pay the judgment. Any reasonable amount paid or expense incurred or sum of money paid by Lessor (including reasonable attorney's fees) by reason of the failure of Lessee to comply with the foregoing provisions of this paragraph, or in defending any such action, shall be paid to Lessor by Lessee, and shall be treated as additional rent hereunder.

          8.02. AT EXPIRATION OR TERMINATION. At the expiration or termination of this Lease, Lessee shall promptly surrender possession of the Leased Premises to Lessor in as good a condition as the same were received at the commencement of the term, reasonable wear and tear and damage by fire or other casualty beyond Lessee's reasonable control excepted.

     9.   USE AND MAINTENANCE OF COMMON PREMISES.

          9.01. USE OF COMMON PREMISES. Lessee, at its own risk shall have the right to use in common with Lessor and its licensees, invitees, and other tenants, and in connection with Lessee's permissible activities and operations
(a) the primary
access road on the Antenna Site from the public highway to the Tower and Building (the "Access Road"); (b) any parking lot constructed by Lessor on the Antenna Site; and (c) all common areas in the Building housing the Lessee's Space (as shown on Exhibit "C").

          9.02. MAINTENANCE OF COMMON PREMISES. Lessor shall maintain the Access Road, the exterior of the Building and the fence around the Tower and Building in good repair. Lessee shall comply with any security policies reasonably established from time to time by Lessor.

          Lessor assumes the obligation and responsibility for complying with the requirements of the FCC regarding obstruction, marking and lighting of the Tower.

          Lessor shall maintain the Tower and support systems in good repair and in good operating condition in accordance with the requirements of governmental authorities.

          In the event that Lessor determines that repairs, alterations, or improvements are necessary or desirable to the Tower or the Building constructed by Lessor on the Antenna Site, any common areas, or the leased spaces of other tenants, Lessor may, upon reasonable notice and for the shortest practical period of time (except for emergency situations), close entrance doors, common areas, drive-ways, rights-of-way, service areas, parking areas, or any other facilities at its discretion without being liable to Lessee; provided that if any of the above would restrict Lessee's ability to broadcast, Lessor shall use reasonable efforts to restrict any closure or interruption pursuant to this Section 9.02 to the hours of 1:00 a.m. to 5:00 a.m. The closing of entrances, doors, common areas, parking areas, or other facilities for the making of the repairs, alterations, or improvements described herein shall, under no circumstances, constitute an eviction of the Lessee or be grounds for termination of this Lease or the withholding of any rental payments or other payments or performances required to be paid or made by Lessee under the terms hereof; provided, Lessor shall use reasonable efforts to ensure that any action taken in accordance with this paragraph shall not adversely affect the rights of Lessee hereunder. Under no such circumstances shall Lessee be entitled to terminate this Lease nor shall it be entitled to compensation for any loss or damage it may sustain (including loss of use, loss of advertising/sponsorship revenues, and consequential damages) by reason of such changes or alterations.

     10.  ALTERATIONS BY LESSEE.

          10.01. ALTERATIONS. Lessee shall have the right, at its own expense, to make such changes and alterations in the Lessee's Property situated on the Tower, subject to Paragraph 8.01 and Paragraph 11 hereof, as its operations may require, including the renovation, replacement, or removal of its antenna; provided, however, that such changes or alterations conform with recognized engineering standards and, if necessary, have been approved by the FCC and any other authority having jurisdiction over Lessee; and provided further, that plans and specifications are first submitted to and approved in writing by Lessor. Lessee shall make no changes in the equipment or equipment position without such approval, and Lessor shall not unreasonably fail to give such approval within ten (10) business days.

          This Lease is based upon carefully computed tower loading capacity. If any change proposed by Lessee in the type, location, or positioning of Lessee's Property should, in Lessor's judgment, require a computer or other type of feasibility study to determine Tower loading capacity, such study shall be performed by an engineer chosen by Lessor, and approved by Lessee (such approval not to be unreasonably withheld, delayed or conditioned) whose decision shall be final and binding upon both parties. The cost of such study or any other costs reasonably incurred by Lessor in determining the feasibility of any proposed change or alteration in the type, location, or positioning of Lessee's Property shall be borne entirely by Lessee.

     11.  INTERFERENCE.

          11.01. PRELIMINARY STEPS TO AVOID INTERFERENCE. Before Lessee shall make any new installation on the Leased Premises or on the Tower after the date hereof, notification of the particulars of such proposed installation shall be submitted to Lessor hereto and any other lessees or users of Tower space whose names and addresses are supplied to Lessee by Lessor in writing, and the Lessor and such other users will be requested to advise, in writing, the Lessee and Lessor, as applicable, within ten (10) days after receipt of such notification, whether they have any reasonable objections thereto on the grounds that objectionable interference may result; provided, this Section 11.01 shall not apply to any currently installed Lessee's Property or its replacement, maintenance or repair. If the Lessor or any other user shall reasonably object within this period to such plans and Lessee is unwilling to alter its plans to meet the objections, the dispute shall be submitted to an independent professional engineer chosen by Lessor, and such engineer's decision shall be final and binding upon all parties. The cost of any such studies shall be borne by Lessee.

          11.02. INTERFERENCE WITH LESSOR, LESSEE, OR OTHERS. Notwithstanding the provisions of Paragraph 11.01, should any change, after the date hereof, in the facilities or mode of operation of Lessee or Lessee's failure to comply with the Maintenance Standards, as defined in Paragraph 11.04, cause any objectionable electrical or physical interference (including interference from any other structure erected on the Antenna Site) to the television and/or radio broadcasting and/or receiving operations of any other lessee, then, promptly after written notification of such interference, the Lessee, at its sole expense, will take such steps as may be reasonably required to correct such interference, including, but not limited to, changing frequency, ceasing transmission, reducing power, and/or the installation of any filters or other equipment, provided that, if such interference is caused, after the date hereof, by the failure of the Lessor or any other lessee suffering the interference to comply with the Maintenance Standards, as defined in Paragraph 11.04, then Lessor shall, or shall cause the other lessee suffering the interference, at its sole expense, to comply with such Maintenance Standards; Any dispute as to the cause of interference, or the steps reasonably required to correct it, arising under this Paragraph 11.02, shall be submitted to an independent professional engineer chosen by Lessor, and such engineer's decision shall be final and binding upon the parties. If such interference is found to be caused by such changed facilities or operation, the fees and charges of the engineer to whom the dispute is referred shall be borne by the party whose changed facilities or mode of operations gave rise to the claimed interference. If such interference is found not to be caused by such changed facilities or operations, the fees and charges of the engineer to whom the dispute is referred shall be borne by the objecting party. All other leases and/or agreements to lease space at the Antenna Site shall contain this language.

          11.03. INTERFERENCE BY OTHER USER. Any subsequent agreement under which Lessor allows any other person to occupy any portion of the Tower, Building, or Antenna Site shall provide that, should the installation, operation, or maintenance of the equipment or the activities of such other person cause any objectionable interference with the operations of Lessor or Lessee, then, promptly after written notification of such, such other tenant or user, at its sole expense, will take such steps as may be reasonably necessary to correct such interference, including, but not limited to, changing frequency, ceasing transmission, reducing power, and/or the installation of any filter or other equipment, provided that if such interference is caused by the failure of any other lessee to comply with the Maintenance Standards, as defined in Paragraph 11.04, such other lessee will, at its sole expense, comply with such Maintenance Standards. To the best of its ability, Lessor shall not permit any operations by other tenants, the effect of which would be to prohibit Lessee from operating in the manner contemplated herein, without the prior written consent of Lessee. Lessor shall have no liability for any action or omission taken upon reasonable reliance on the recommendation of qualified engineering personnel. All leases and/or agreements to lease space at the Antenna Site shall contain this language. Lessor agrees that the installation, operation or maintenance of its equipment which is installed after the commencement date of this Lease on, in or around the Tower, Building or Antenna Site shall not cause any objectionable interference with the operations of Lessee. Immediately upon notification of such interference by Lessee, Lessor shall at its sole expense take such steps as may be reasonably necessary to correct such interference, including, but not limited to, changing frequency, ceasing transmission, reducing power, and/or the installation of any filter or other equipment.

          11.04. DEFINITION OF "MAINTENANCE STANDARDS". For the purposes of this Lease, compliance with "Maintenance Standards" shall mean that a tenant or user of the Tower shall (a) maintain and operate its equipment in accordance with the requirements, rules, regulations, and guidelines of the FCC, and the standards of manufacturers of the equipment; and (b) maintain and operate its equipment in accordance with good engineering practice.

     12.  UTILITIES.

          12.01. UTILITIES. Subject to the required approvals and cooperation of any governmental authority or public utilities, Lessee shall arrange and be responsible for the installation and provision of electrical and telephone lines serving Lessee's Property at the Lessor's Building. Lessee shall be responsible for procurement of and payment for all telephone services as described in Paragraph
5.03 and used by Lessee.

     13.  TAXES.

          13.01. PAYMENT OF TAXES. Lessor shall pay all real estate taxes, assessments, or levies assessed or imposed against the Antenna Site (including the Leased Premises), and all taxes which may be assessed against the Tower and any buildings thereon. Lessee shall pay all personal property or other taxes assessed or imposed on Lessee's Property, and shall cooperate with Lessor to ensure that such property is properly separated from that of Lessor or other tenants for assessment purposes.

     14.  INSURANCE.

          14.01. PUBLIC LIABILITY. Lessee shall procure and maintain comprehensive public liability insurance, naming Lessor as an additional insured as its interests shall appear, covering all of the Lessee's operations and activities on the Leased Premises, including but not limited to, the operations of contractors and subcontractors and the operation of vehicles and equipment (including the Tower elevator), with limits of liability for the term of this Lease of not less than Five Million Dollars ($5,000,000.00) in the aggregate for personal injury or death in any occurrence and not less than Five Million Dollars ($5,000,000.00) to cover property damage, with a liability umbrella of not less than One Million Dollars ($1,000,000.00). Certificates evidencing such insurance shall be furnished to Lessor upon its request. The amounts specified hereunder shall be revised every five (5) years to such amounts as Lessor may reasonably require upon the advice of its insurance consultants.

          14.02. CONTRACTOR LIABILITY. Lessee shall also cause the contractors erecting, installing, or maintaining Lessee's Property or performing any other work for Lessee on the Antenna Site to procure reasonable public liability insurance acceptable to Lessor and naming the Lessee and Lessor as named insureds. Certificates evidencing such insurance shall be furnished to Lessor in advance of any work being performed.

          14.03. TOWER AND BUILDING INSURANCE. Lessor shall procure and maintain physical damage insurance on the Tower and Building in an amount sufficient to repair or replace the Tower and Building, with such coverage to be on an "All Risks" basis, including, without limitation, coverage for the perils of fire, lightning, windstorm, hail, flood, earthquake, collapse, explosion, aircraft and vehicle damage, vandalism, and malicious mischief. Lessor's coverage shall not extend to any of Lessee's Property, and Lessee shall be solely responsible for its insurance on such equipment and personal property, together with business interruption insurance.

          14.04. TOWER AND/OR BUILDING DAMAGE. In the event that the Tower and/or Building is destroyed or damaged by fire, lightning, windstorm, flood, earthquake, explosion, collapse, aircraft, or other vehicle damage or other casualty covered by insurance, Lessor shall promptly reconstruct or repair the Tower and/or Building to such good condition as existed before the destruction or damage, and give possession to Lessee of substantially the same space leased hereunder. If the Tower and/or Building is in need of such repair or is so damaged by fire, lightning, windstorm, flood, earthquake, explosion, aircraft or other vehicle damage, collapse, or other casualty that reconstruction or repair cannot reasonably be undertaken without dismantling Lessee's antenna, then upon written notice to Lessee, Lessor may remove any such antenna and interrupt the signal activity of Lessee, but will use its best efforts to have the antenna replaced as soon as reasonably possible. Lessor agrees to provide Lessee alternative space, if available, on the Tower and/or in the Building during such reconstruction/repair period. If such space is not available, then Lessee shall be responsible for procuring its own alternative space. No monetary or other rental shall be due pursuant to the terms of this Lease for such time as Lessee is unable to conduct its broadcasting activities on the Tower without significant diminution of signal quality as a result of such total or partial destruction or damage or need of repair, and Lessor shall refund to Lessee any rent paid in advance for such time. Should Lessor not either (a) inform Lessee in writing within sixty (60) days of the date of destruction of Lessor's intent to replace the Tower and/or Building or (b) replace the Tower and/or Building within one (1) year if Lessor has provided the notice described in clause (a) above, of the date of destruction, or repair the same within such shorter time period after the casualty as may be reasonable, then Lessee, upon thirty (30) days' written notice to Lessor, may terminate this Lease, provided if Lessor has provided the notice described in clause (a) above, Lessee must make such election within one hundred twenty
(120) days prior to the expiration of said repair or replacement period. Lessee agrees that it shall maintain adequate business interruption insurance at all times during the term of this Lease to adequately protect it from any interruption of signal activities due to Tower and/or Building damage (including costs of reinstallation of its equipment and lines), and Lessor shall have no liability on account of such business interruption or reinstallation costs due to damage or destruction under this paragraph.

     15. EMINENT DOMAIN. In the event that all of the Antenna Site (or any portion of the Antenna Site necessary for the Tower, guy wires, or other appurtenances necessary to Lessee's broadcasting operations) is acquired or transferred or condemned pursuant to eminent domain proceedings (or the threat thereof), the obligation of the parties under this Lease shall be terminated as of the date of acquisition or transfer. Lessor shall be entitled to the entire condemnation award. If Lessor determines to build a new tower as a replacement for the Tower on the condemned property, Lessor agrees to provide space on the new tower reasonably comparable to the space leased to Lessee pursuant to this Lease on terms reasonably equivalent to the terms of this Lease.

          In the event that this Lease is terminated due to eminent domain proceedings, then Lessee shall be relieved of any further obligations to make any rental payments or performances for any period after the date of such termination of this Lease.

and subject to offset or withholding by Lessor to cover any unpaid additional rent of other authorized charges which may be owed through the date of termination. Lessee shall be entitled to a refund of any advance rental sums which it has paid in proportion to the period of the Lease through such date of termination.

     16.  SUCCESSORS AND ASSIGNMENT.

          16.01. SUCCESSORS. All rights and liabilities herein given to or imposed upon the respective parties hereto shall, to the extent that such are assignable, extend to and bind the several and respective successors and assigns of the parties hereto.

          16.02. ASSIGNMENT. Lessee shall not assign, sublet, or transfer this Lease or any interest therein, or permit or allow through any act or default of itself, or of any other person, any transfer thereof by operations of law or otherwise without the prior written consent of Lessor except;

               (a) Lessee may assign this Lease to any bona fide third party purchaser of substantially all the assets comprising of Lessee's FM radio station broadcasting from the Tower site, who shall execute an assignment and assumption agreement in form reasonably acceptable to Lessor; and

               (b) Lessee may assign or transfer all or a portion of the assets of Lessee, including this Lease, to any corporation controlling, controlled by, or under common control with, Lessee.

               Any assignment or subletting by Lessee except as permitted herein shall be void and of no effect. Any permitted assignment shall not relieve Lessee of any of its liabilities hereunder with respect to the period ending on the later of (i) the second anniversary of the date of the assignment or (ii) the last day of the term hereof, determined without regard to any extensions thereof arising as a result of any notice given after the date of the assignment. A change in control of Lessee, but not the mortgaging by Lessee of its rights hereunder, shall constitute an assignment of this Lease. Lessor agrees to enter into documentation reasonably requested by any lender to Lessee in connection with Lessee's mortgaging of its rights hereunder.

               Lessor may assign or transfer this Lease without the consent of Lessee, but shall promptly notify Lessee following any transfer or assignment.

     17. RIGHT TO REMOVE LESSEE'S PROPERTY IN EVENT OF TERMINATION. In the event either party elects to terminate this Lease in accordance with the provisions herein or at the expiration of the term hereof, Lessee or its Mortgagee shall have the right to remove Lessee's Property, except any fixtures (it being specifically understood and agreed that Lessee's antenna, transmitters, transmission line, and similar broadcasting equipment shall not be deemed fixtures) on the Leased Premises within thirty (30) days of such termination. Such removal shall be conducted in accordance with Paragraph 8.01 hereof. Lessee shall promptly repair any and all damage caused by such removal. Any of Lessee's Property remaining on the Leased Premises after the expiration of the thirty (30) day period shall be deemed to be the property of Lessor, which Lessor may have removed at Lessee's expense.

     18.  LESSOR'S PROTECTION.

          18.01. DEFAULT BY LESSEE. If Lessee shall make default in making any payment herein provided for and any such default shall continue for a period of ten (10) business days after written notice to Lessee, or if Lessee shall make default in the performance of any obligation of Lessee herein (other than as to payment of money) and any such default shall continue for a period of thirty
(30) days after written notice to Lessee, or if Lessee shall file a voluntary petition in bankruptcy, or if Lessee shall file any petition or institute any proceedings under any Insolvency or Bankruptcy Act or any Amendment thereto hereafter made, seeking to effect its reorganization or a composition with its creditors, or if, in any proceedings based on the insolvency of Lessee or relating to bankruptcy proceedings, a receiver or trustee shall be appointed for Lessee or the Leased Premises, or if any proceedings shall be commenced for the reorganization of Lessee (which, in the case of involuntary proceedings, are not dismissed or stayed within 30 days of the commencement thereof), or if the leasehold estate created hereby shall be taken on execution or by any process of law, or if Lessee shall admit in writing its inability to pay its obligations generally as they become due, then Lessor may, at its option, terminate this Lease without notice, and declare all amounts due or to become due hereunder immediately due and payable, and Lessor's agents and servants may immediately, or any time thereafter, reenter the Leased Premises by reasonably necessary force, summary proceedings, or otherwise, and remove all persons and property therein, without being liable to indictment, prosecution, or damage therefor, and Lessee hereby expressly waives the service of any notice in writing of intention to reenter said Leased Premises. Lessor may, in addition to any other remedy provided by law or permitted herein, at its option, relet the Leased Premises (or any part thereof) on behalf of lessee, applying any monies collected first to the payment of expenses of resuming or obtaining possession, and, second, to the payment of the costs of placing the premises in rentable condition, including any leasing commission, and, third, to the payment of rent due hereunder, and any other damages due to the Lessor. Any surplus remaining thereafter shall be paid to Lessee, and Lessee shall remain liable for any deficiency in rental, the amount of which deficiency shall be paid upon demand therefor to Lessor.

          Should Lessor reenter and terminate according to the provisions of this subparagraph. Lessor may remove and store the Lessee's Property at the expense and for the account of Lessee. Alternatively, Lessor may sell, or cause to be sold, Lessee's Property at public sale to the highest bidder for cash, and remove from the proceeds of such sale any rent or other payment then due Lessor under this Lease. Any disposition of the Lessee's Property pursuant thereto shall be subject to the rights of any lender to Lessee holding a mortgage on Lessee's Property and shall be made in a manner that is commercially reasonable within the meaning of the Uniform Commercial Code as in effect in the State of Virginia at the time of such disposition.

     19. INDEMNIFICATION. Each party warrants and represents that it has the authority to enter into this Lease and to grant the rights it grants hereunder, and that performance of its obligations pursuant to his Lease will not violate the rights of any third party whatsoever. Lessee agrees to indemnify and defend Lessor against any claim for damages, losses, liabilities, costs, or expenses, including reasonable attorney's fees, arising (a) out of any breach by Lessee of its warranties, representations, or covenants under this Lease; (b) out of the use, management, or occupancy of the Leased Premises by Lessee, its agents, or invitees; (c) out of any omissions, negligence or willful misconduct of Lessee, its agents, servants, employees, licensees, or invitees; (d) out of failure of Lessee to comply with any laws, statutes, ordinances, or regulations; (e) out of Lessee's failure to maintain equipment in proper working order; and (f) out of Lessee's failure to comply with any of its other obligations under the terms of this Lease.

Lessor agrees to indemnify and defend Lessee against any claim for damages, losses, liabilities, costs, or expenses, including reasonable attorney's fees, arising (a) out of any breach by Lessor of its warranties, representations, or covenants under this Lease; (b) out of the use, management, or occupancy of the Leased Premises by Lessor, its agents, or invitees; (c) out of any omissions, negligence or willful misconduct of Lessor, its agents, servants, employees, licensees, or invitees; (d) out of failure of Lessor to comply with any laws, statutes, ordinances, or regulations; (e) out of Lessor's failure to maintain equipment in proper working order; and (f) out of Lessor's failure to comply with any of its other obligations under the terms of this Lease.

     Any party seeking indemnification hereunder ("Indemnified Party") shall provide the other party ("Indemnifying Party") reasonably prompt notice of known claims giving rise to any claim for indemnity, and the Indemnifying Party shall have the right and opportunity to undertake the legal defense of such claims. The Indemnified Party and its counsel may nevertheless participate in (but not control) such proceedings, negotiations, or defense at its own expense. In all such cases, the Indemnified Party will give all reasonable assistance to the Indemnifying Party, including making the Indemnified Party's employees and documents available as reasonably requested without charge.

     20. ESTOPPEL CERTIFICATE AND ATTORNMENT.

     20.01. ESTOPPEL CERTIFICATE. Within ten (10) days after either party's request, the other party shall deliver, executed in recordable form, a declaration to any person designated by the requesting party (a) ratifying this Lease; (b) stating the commencement and termination dates; and (c) certifying
(i) that this Lease is in full force and effect, and has not been assigned, modified, supplemented, or amended (except by such writings as shall be stated); (ii) that all conditions under this Lease to be performed have been satisfied (stating exceptions, if any); (iii) that no defenses of offsets against the enforcement of this Lease by the requesting party exist (or stating those claimed); (iv) advance rent, if any, paid by Lessee; (v) the date to which rent has been paid; (vi) the amount of security deposited with Lessor (if hereafter applicable for any reason); and (vii) such other information as the requesting party reasonably requires. Persons receiving such statements shall be entitled to rely upon them.

     20.02. ATTORNMENT. Lessee shall, in the event of a sale or assignment of Lessor's interest in the Leased Premises, the Tower, or the Antenna Site, or, if the Leased Premises or such Tower, Building, or site comes into the hands of any Trustee under a Deed of Trust or a mortgagee or any other person, whether because of a foreclosure, exercise of a power of sale under a mortgage or Deed of Trust, or otherwise, attorn to the purchaser or such mortgagee, Trustee, or other person, and recognize the same as Landlord hereunder; provided that such recognition shall be conditioned upon the Mortgagee's assumption of the terms of this Lease, including, without limitation, Section 6.01. Lessee shall execute at Lessor's request any attornment agreement reasonably required by any mortgagee, Trustee, or other such person to be executed containing such provisions as such mortgagee, Trustee, or other person reasonably requires, provided, however, that such attornment shall not modify the terms of this Lease.

     20.03. SUBSEQUENT MORTGAGE OR DEED OF TRUST. The Lessor shall use its best efforts to cause any and all mortgages or Deeds of Trust executed by Lessor to contain a provision to the effect that so long as Lessee is not in default under this Lease or any renewal thereof, no foreclosure or any other proceeding in respect thereof shall divest, impair, modify, abrogate, or otherwise adversely affect any interests or rights whatsoever of Lessee under this Lease.

     20.04. FAILURE TO EXECUTE INSTRUMENTS. Either party's failure, without good and reasonable cause, to execute instruments or certificates provided for in this Paragraph 20, within fifteen (15) days after the receipt by such party of a written request, shall be a default under his Lease.

     21. MISCELLANEOUS.

     21.01. RELATIONSHIP OF PARTIES. Nothing contained herein and no acts of the parties herein shall be deemed or construed as creating any relationship between the parties hereto other than the relationship of Lessor and Lessee or Landlord and Tenant.

     21.02. GOVERNING LAW. This Lease shall be governed and construed and enforced in accordance with the laws of the State of Virginia.

     21.03. CAPTIONS. The captions contained in this Lease are included solely for the convenience and shall in no event affect or be used in connection with the interpretation of this Lease.

     21.04. AMENDMENTS. This Lease only may be amended or modified as may be agreed upon by written instrument executed by the parties hereto.

     21.05. INTEREST AND ATTORNEY'S FEES. All sums becoming due or payable under this Lease, including all money expended pursuant to the provisions hereof or on account of any default in the performance and observance of any agreements or covenants herein, shall bear interest at the rate of twelve percent (12%) per annum (or at such lesser rate which is the maximum permitted by applicable law) from thirty (30) days after the date such sums become due or payable, or, in the event one of the parties expends money because of a default by the other, from thirty (30) days after the date the defaulting party received written notice that such money was expended.

     The prevailing party shall be entitled to its reasonable attorney's fees to collect any payment or to compel any performance ultimately held to be due under the provisions of this Lease.

     21.06. BROKERS AND THIRD PARTIES. Each party represents that it has not had dealings with any real estate broker or other person who may claim a commission or finder's fee with respect to this Lease in any manner. Each party shall hold harmless the other party from all damages resulting from any claims that may be asserted against the Indemnified Party by any broker, finder, or other person with whom the Indemnifying Party has or purportedly has dealt.

     21.07. NOTICES. Any notices or other communications hereunder shall be in writing sent by certified mail or national overnight carrier; and if to Lessor, shall be addressed to WCGV, Inc, c/o Sinclair Communications, Inc., 10706 Beaver Dam Road, Cockeysville, MD 21030, attn General Counsel, with a copy to Thomas & Libowitz, P.A., 100 Light Street, Suite 1100, Baltimore, MD 21202-1053, attn Steven A. Thomas, Esq., and if to Lessee, shall be addressed to:

              with a copy (which shall not constitute notice) to:

and shall be effective when delivered in person or mailed by certified mail, return-receipt requested, to these addresses, or to such other persons and addresses as may be specified from time to time in writing.

     21.08 WAIVER. It is agreed that the waiving of any of the covenants of this Lease by either party shall be limited to the particular instance, and shall not be deemed to waive any other breaches of such covenant or any provision herein contained.

     21.09 ACCORD AND SATISFACTION. No receipt of money by Lessor after the termination of this Lease or after the service of any notice or after the commencement of any suit reinstates, continues, or extends the term of this Lease or affects any such notice or suit.

     21.10 LIMITATION OF LIABILITY. Except as otherwise expressly stated herein, Lessor shall not be liable or responsible to the Lessee or to anyone claiming under or through the Lessee for any loss or damage caused by the acts or omissions of any other tenants or any other users of the Tower, Building, or Antenna Site, or for any loss or damage to Lessee's Property caused by fire, water, bursting pipes, leaking gas, sewage, steam pipes, drains, ice, or materials falling from the Tower, or the malfunction of any utility, facility, or installation, or by reason of any other existing condition or defect in the Leased Premises; nor shall Lessor be liable or responsible to the Lessee for any injury or damage suffered by the Lessee and allegedly caused by technical interference with the Lessee's operations, by the activities of any other tenants or users of the Tower, Building, and Antenna Site, or any other broadcasters. Except for Lessor's own negligent acts, willful misconduct or for breaches of its obligations under this Agreement, Lessor shall not be liable to Lessee, or to any other person for property damage or personal injury, including death. Lessor shall not be liable under any circumstances for loss of use, loss of sponsorship or advertising revenue, or any other consequential damages sustained by Lessee.

     21.11 PARTIAL INVALIDITY. The invalidity of any provision, clause, or phrase contained in this Lease shall not serve to render the balance of this Lease ineffective or void; and the same shall be construed as if such had not been herein set forth.

     21.12 DOCUMENTARY STAMPS. Lessee shall bear the cost of any documentary stamps occasioned by this Lease should it wish to record this Lease.

     21.13 RULES AND REGULATIONS. Lessor may from time to time issue such rules and regulations in writing which it may consider necessary and desirable. Lessee agrees to abide by such rules and regulations so long as they do not unreasonably interfere with Lessee's use and occupancy of the Leased Premises or conflict with this Lease.

     21.14 FORCE MAJEURE. Lessor assumes no responsibility for any losses or damages to Lessee's Property caused by acts of God, including, but not limited to, wind, lightning, rain, ice, earthquake, floods, or rising water, or by aircraft or vehicle damage. Lessor furthermore assumes no responsibility for losses or damages to Lessee's Property caused by any person other than employees and agents of Lessor. In the event that Lessor shall be delayed, hindered in or prevented from the performance of any act required hereunder by reason of acts of God (including, but not limited to, wind, lightning, rain, ice, earthquake, flood, or rising water), aircraft or vehicle damage or other casualty, unforeseen soil conditions, acts of third parties who are not employees of

Lessor, strikes, lock-outs, labor troubles, inability to procure material, failure of power, governmental actions, laws or regulations, riots, insurrection, war, or other reasons beyond its control, then the performance of such act shall be excused for the period of delay and the period for performance of any such act shall be extended for a period equivalent to the period of such delay.

      21.15. ENTIRE AGREEMENT. This Lease, together with its Exhibits, constitutes and sets forth the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersedes all prior or contemporaneous offers, negotiations, and agreements (whether oral or written) between the parties (or any of their related entities) concerning the subject matter of this Lease.

      21.16. COUNTERPARTS AND DUPLICATES. This Lease may be executed in counterparts, which, when combined, shall constitute a single instrument. The Lease may also be executed in duplicate editions, each of which shall be effective as an original.

      IN WITNESS WHEREOF, the parties have hereunto set their respective hands and seals, as of the day and year first above written.


ATTEST:                             LESSOR: WCGV, INC.


______________________             By:___________________(SEAL)
Witness                                David B. Amy
                                       Secretary



                                    LESSEE:__________________


______________________             By:___________________(SEAL)
Witness                                Printed Name:
                                       Title: